Exhibit 10.20

MEZZANINE LOAN AGREEMENT
Dated as of July 31, 2007
Between
CSE CASABLANCA HOLDINGS II LLC,
as Borrower
and
COLUMN FINANCIAL, INC.,
as Lender

-i-

-ii-

MEZZANINE LOAN AGREEMENT
          THIS MEZZANINE LOAN AGREEMENT, dated as of July 31, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., having an address at 11 Madison Avenue, New York, New York 10010 (“Lender”) and CSE CASABLANCA HOLDINGS II LLC having its principal place of business at 4445 Willard Avenue, 12th Floor, Chevy Chase, MD 20815 (“Borrower”).
WITNESSETH:
          WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
          NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
          I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Acceptable Counterparty” shall mean any counterparty to the Interest Rate Cap Agreement (or any guarantor thereof) that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, the Minimum Counterparty Rating.
          “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(c) hereof.
          “Adjusted Release Amount” shall mean for each Individual Collateral, one hundred twenty-five (125%) of the Release Amount for such Individual Collateral.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such first Person or is a director or officer of such first Person or of an Affiliate of such first Person. Affiliate shall not include (i) any Operating Tenant solely because it is a tenant under an Operating Lease, (ii) any director or shareholder of CapitalSource Inc. (iii) any Person that is under the control of any director of CapitalSource Inc. or (iv) any Person that is under the control of or controls any shareholder of CapitalSource Inc.

          “ALTA” shall mean American Land Title Association, or any successor thereto.
          “Applicable Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof.
          “Appraisal” shall mean, with respect to each Individual Property, an appraisal of such Individual Property prepared by a qualified MAI appraiser with no interest (direct or indirect) in the Senior Loan or in the Properties and which is in compliance with the requirements of FIRREA and is otherwise in form and substance satisfactory to Lender in its sole discretion.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.
          “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Collateral; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          “Bankruptcy Code” shall mean the Bankruptcy Reform Act of 1978, as amended, 11 U.S.C., Section 101, et seq., and the regulations adopted and promulgated pursuant thereto.
          “Borrower” shall have the meaning set forth in the introductory paragraph hereto together with its successors and assigns.
          “Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
          “Calculation Date” shall mean the last day of each calendar month during the term of the Loan.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

          “Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.
          “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and between Borrower and Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Cash Trap Period” shall have the meaning set forth in Section 9.3 hereof.
          “Casualty” shall have the meaning set forth in Section 6.2 hereof.
          “Closing Date” shall mean the date of this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral” shall mean all collateral securing or intended to secure the Debt, including the Pledged Collateral.
          “Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of the Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.
          “Condemnation Proceeds” shall have the meaning set forth in the Senior Loan Agreement.
          “Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, Deutsche Bank and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.
          “Covered Disclosure Information” shall have the meaning set forth in Section 9.2 (b) hereof.
          “CS” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.
          “Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date) and all other sums due and payable to Lender in respect of the Loan under the Note, this Agreement, the Pledge and the other Loan Documents.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments due and payable under this Agreement and the Note.
          “Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
          (a) the numerator is the Net Cash Flow (excluding interest on credit accounts) for such period as set forth in the financial statements required hereunder; and
          (b) the denominator is the sum of (i) the Debt Service due and payable under the Note for such period and (ii) the debt service due and payable with respect to the Senior Loan for such period.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Applicable Interest Rate.
          “Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences.
          “Disclosure Document” shall mean a prospectus, private placement memorandum or offering memorandum in each case in preliminary or final form, used to offer Securities in connection with a Securitization which Borrower has been given a reasonable opportunity to review by Lender.
          “Effective Operating Lease” shall mean an Operating Lease approved by Lender which is in force and effect and which has not been cancelled or terminated.
          “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

          “Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).
          “Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
          “Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
          “Excess Cash Flow” shall have the meaning set forth in Section 2.6.2 hereof.
          “Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Extended Maturity Date” shall have the meaning set forth in Section 2.10 hereof.
          “Extension Option” shall have the meaning set forth in Section 2.10 hereof.
          “Facility”, with respect to each Individual Property, shall have the meaning set forth in the granting clause of the Mortgage for such Individual Property.
          “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
          “Fitch” shall mean Fitch, Inc.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
          “Government Account” shall mean any account payable by any Government Payor under the Medicare or Medicaid programs, any similar or implementing state statutes and the rules and regulations promulgated pursuant to any thereof.
          “Government Payor” shall mean the Centers for Medicare and Medicaid Services and any other federal or state governmental authority or any other governmental Person responsible for making payment of any Government Account.

          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Income from Operations” shall mean, for any period, all income, computed in accordance with GAAP, derived from the operation of the Properties from whatever source during such period, including, but not limited to, all patient or resident room revenues, revenues for services provided to patients or residents, revenues from charges imposed on patients or persons acting by or on behalf of patients or residents, or revenues received for care or services to patients or residents, all food, beverage, and merchandise sales receipts, Rents, utility charges, escalations, forfeited security deposits, interest on credit accounts, service fees or charges, license fees, parking fees, rent concessions or credits, and other pass-through or reimbursements paid by tenants under the Leases of any nature, but excluding (a) Rents from month-to-month tenants or tenants that are included in any Bankruptcy Action, (b) sales, use and occupancy or other taxes on receipts required to be accounted for by Owner to any Governmental Authority or Healthcare Authority, (c) refunds and uncollectible accounts, (d) sales of furniture, fixtures and equipment, Insurance Proceeds and Condemnation Proceeds (other than business interruption or other loss of income insurance), (e) and any disbursements to the Owner from the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Debt Service Reserve Fund, or any other escrow fund established by the Senior Loan Documents (it being the intent that with respect to each Individual Property subject to an Operating Lease, Gross Income from Operations includes all revenue received by the applicable operator tenant but excludes any rent received by Owner under the applicable Operating Lease).
          “Guarantor” shall mean CapitalSource Inc., a Delaware corporation.
          “Guaranty” shall mean that certain Guaranty Agreement, dated of even date herewith, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Health Care Authorities” shall mean any Governmental Authority or quasi-Governmental Authority or any agency, intermediary, board, authority or entity having jurisdiction over the ownership, operation, use or occupancy of any Individual Property as a skilled nursing facility, long-term acute care facility or assisted living facility.
          “Health Care Licenses” shall have the meaning set forth in Section 4.2(a) hereof.
          “Health Care Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions or agreements, in each case, pertaining to or concerned with the establishment, construction, ownership, operation, use or occupancy of such Individual Property or any part thereof as a skilled nursing facility, long-term acute care facility, assisted living facility or other health care facility and all material permits, licenses and authorizations and regulations relating thereto, including all material rules, orders, regulations and decrees of and agreements with Health Care Authorities as pertaining to such Individual Property.

          “Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.
          “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed. For the purposes hereof, with respect to Owner, the term “Indebtedness” does not include any obligations of Borrower under the Operating Leases.
          “Indemnifying Person” shall mean each of Borrower, and Principal.
          “Independent Director” or “Independent Manager” shall mean a Person who, except in connection with his or her service as an Independent Director or Independent Manager of any Principal, the Borrower, Guarantor or any Affiliate of any of them or any borrower of any of them or any of the affiliates of such borrower under the applicable organizational documents of such entity, is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of the Principal, the Borrower or any Affiliate of any of them; (b) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Principal, the Borrower or any Affiliate of any of them, but shall exclude Persons who are creditors, customers, suppliers or other Persons who derives any of their purchases or revenues from their activities with the Guarantor; (c) a Person controlling or under common control with any such stockholder, director, officer, partner, member, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, creditor, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Individual Collateral” shall mean, with respect to each Individual Property, the Pledged Collateral with respect to the Pledged Company that directly or indirectly owns such Individual Property.
          “Individual Property” shall mean each parcel of real property, the Improvements thereon and all personal property owned by an Owner Entity and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of each Mortgage and referred to therein as the “Property”.
          “Initial Maturity Date” shall mean April 9, 2009.

          “Initial Term” shall mean the period from and after the Closing Date through and including the Initial Maturity Date.
          “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Hogan & Hartson LLP in connection with the Loan.
          “Insurance Account” shall mean any account payable by any Insurance Payor in respect of any private program of health insurance.
          “Insurance Payor” shall mean any private insurance carrier or other Person responsible for making payment of any Insurance Account.
          “Insurance Premiums” shall mean the premiums due for the insurance required under Section 6.1 hereof.
          “Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Interest Period” shall mean, with respect to any Payment Date, the period commencing on the fifteenth (15th) day of the calendar month immediately preceding the calendar month in which such Payment Date occurs and terminating on (and including) the fourteenth (14th) day of the calendar month in which such Payment Date occurs; provided; however, each Interest Period shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.
          “Knowledge” or “knowledge” whenever in any Loan Document, or in any document or certificate executed on behalf of Borrower, Principal or Guarantor pursuant to any Loan Document, reference is made to the knowledge of any of Borrower, Principal or Guarantor (whether by use of the words “knowledge” or “known”, or other words of similar meaning, and whether or not the same are capitalized), such shall be deemed to refer solely to the knowledge, without duty of independent inquiry or investigation (except that the persons described in clause (i) shall make reasonable inquiry of one or more of the persons described in clause (ii) below), of one or more of the following persons: (i) Jim Pieczynski (for so long as such individual is employed in his current position), or such individual who succeeds him as the senior officer in charge of the Properties; Imram Javaid (for so long as such individual is employed in his current position), or such individual who succeeds him as the officer in charge of the day to day running of the Properties; the individuals who report directly to Mr. Javaid or his successor; and Giles Coates (for so long as such individual is employed in his current position), or such individual who succeeds him as Assistant Treasurer in charge of the Properties; and (ii) the individuals employed by CapitalSource Inc. with whom the persons mentioned in clause (i) above would reasonably be expected to consult for information on the subject matter (other than those acting in their capacity as attorneys), including without limitation the individuals with responsibility for management, oversight or supervision of one or more of the Properties and/or one or more of the applicable Owner Entities.
          “LC Covered Property” shall mean an Individual Property with respect to which Borrower has delivered a Letter of Credit pursuant to Section 2.7 or Section 8.1(e) for as long as Lender is holding such Letter of Credit as additional security for repayment of the Debt.

          “Lease” shall mean any lease (including each Operating Lease and any master lease, sub-master lease or operating lease), rental agreement, residency agreement, occupancy agreement, residency agreement, sublease or subsublease, letting, license, concession or other agreement of whatever form, including, without limitation, service, consulting and administrative agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property, and (a) every modification, amendment, extension, renewal, replacement or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and (b) every guarantee of the performance and observance of the covenants, conditions and agreements in such lease, sublease, subsublease or other agreement. For the avoidance of doubt, the term “Lease” does not include any Loan Document or any Senior Loan Document.
          “Lease Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:
     (i) the numerator is the Rents (without duplication) payable to Owner under the Operating Leases for such period; and
     (ii) the denominator is the sum of (i) Debt Service due and payable under the Note for such period and (ii) the debt service due and payable with respect to the Senior Loan for such period.
          “Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities or Health Care Authorities affecting all or part of the Collateral, any Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting all or part of the Collateral, any Individual Property or any part thereof, including, without limitation, any which could reasonably be expected to (a) require repairs, modifications or alterations in or to any Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
          “Lender” shall have the meaning set forth in the introductory paragraph hereto, in its capacity as holder of the Note and the other Loan Documents, together with its successors and assigns in such capacity.
          “Letter of Credit” shall mean an irrevocable, transferable, clean sight draft letter of credit acceptable to Lender and the Rating Agencies (having a term of not less than one year) in favor of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit shall cease to be an Eligible Institution, Lender shall have the right after ten (10) Business Days’ notice to Borrower, provided that Borrower has not delivered to Lender a replacement Letter of Credit within said ten (10)

Business Day period, to draw down the same in full and hold the proceeds of such draw as Reserve Funds in accordance with the provisions hereof, provided that Borrower shall be permitted to obtain and deliver to Lender a replacement Letter of Credit, in which event Lender will return to Borrower the original letter of Credit or the proceeds thereof, as applicable.
          “Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.
          “LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than the outstanding amount of the Loan. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than the outstanding amount of the Loan. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.
          “LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
          “Licenses” shall have the meaning set forth in Section 4.1.22 hereof.
          “Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Liquidation Event” (i) any Condemnation of an Individual Property or any material portion thereof, (ii) a Transfer of an Individual Property in connection with realization thereon following an Event of Default under the Senior Loan, including without limitation a foreclosure sale, or (iii) any refinancing or payoff of an Individual Property or the Senior Loan permitted hereunder (including any refund of reserves on deposit with Senior Lender (but not disbursements therefrom but excluding any Transfer of an Individual Property in connection with a release of collateral pursuant to Section 2.5, Section 2.7, Section 2.8 or Section 8.1(c) (in connection with which Lender shall receive the amounts provided in such Sections).
          “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge, the other Security Documents, the Environmental Indemnity, the Guaranty, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered by Borrower, Owner or their Affiliates to Lender in connection with the Loan. Notwithstanding anything to the contrary herein or in any other Loan Documents, the term “Loan Documents” does not include (A) any of the Senior Loan Documents or (B) any intercreditor agreement, or any similar agreement, to which Borrower is not a signatory, it being the intention of the parties that the rights and obligations of Lender, on one hand, Borrower and each Affiliate of Borrower which has any obligations under the Loan Documents, on the other hand, solely to each other under each and every one of the Loan Documents shall be unaffected by the existence or contents of any such agreement, as if such agreement did not exist.
          “Lockbox Bank” shall mean Bank of America, N.A. or any successor or permitted assigns thereof.
          “Lockout Release Date” shall mean May 9, 2008.
          “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
          “Major Lease” shall mean all Leases which individually or in the aggregate with respect to the same Tenant and its Affiliates constitute more than five percent (5%) of the total annual Rents for the Properties or more than five percent (5%) of the square footage of the Improvements.
          “Maryland Guarantors” shall mean CSE Cambridge Realty LLC, CSE Elkton Realty LLC and CSE Lexington Park Realty LLC, each a Delaware limited liability company.
          “Material Adverse Effect” (whether capitalized or not) shall mean any material adverse effect upon (a) the business, operations, economic performance, prospects, assets or condition (financial or otherwise) of (i) Owner (taken as a whole) or (ii) the Properties (taken as a whole); (b) the ability of Owner (taken as a whole) to perform, in all material respects, its obligations under the Senior Loan Documents; (c) the ability of Borrower to perform, in all material respects, its obligations under the Loan Documents; (d) the enforceability or validity of any Loan Document or the performance or priority of any Lien created under any Loan Document; (e) the value of, or cash flow from, the Properties or the operations thereof (taken as a whole or the value of Collateral (taken as a whole)); or (f) the material rights, interest and remedies of Lender under the Loan Documents. To the extent that any one act or event when taken by itself does not have a Material Adverse Effect but such act or event together with one or more other acts or events then in existence would collectively have a Material Adverse Effect, then such acts or events shall be deemed to have a Material Adverse Effect
          “Maturity Date” shall mean the Initial Maturity Date or, if Borrower has timely and properly extended the Initial Maturity Date pursuant to Section 2.10 hereunder, the applicable Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
          “Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Medical Payors” shall mean the Center for Medicare and Medicaid Services and any other federal or state governmental authority or any other governmental Person responsible for making payment of any Medicaid Account.
          “Medicaid” shall mean Title XIX of the Social Security Act, which was enacted in 1965 to provide a cooperative federal-state program for low income and medically indigent persons, which is partially funded by the federal government and administered by the states.
          “Medicaid Account” shall mean any account payable by any Medical Payor under the Medicare or Medicaid programs, any similar or implementing state statutes and the rules and regulations promulgated pursuant to any thereof.
          “Medicare” shall mean Title XVIII of the Social Security Act, which was enacted in 1965 to provide a federally funded and administered health program for the aged and certain disabled persons.
          “Minimum Counterparty Rating” shall mean, with respect to a Counterparty, that (x) short-term unsecured debt obligations or commercial paper or counterparty rating of such Counterparty are rated at least “A-1” by S&P and, if rated by Fitch, at least “F-1” by Fitch or, in the event that the short-term unsecured debt obligations or commercial paper of such Counterparty are not rated, the long-term unsecured debt obligations or counterparty rating of such Counterparty are rated at least “A+” by S&P and, if rated by Fitch, Fitch, and (y) the short-term unsecured debt obligations or commercial paper or counterparty rating of such Counterparty are rated at least “P-1” by Moody’s and the long-term unsecured debt obligations or counterparty rating of such Counterparty are rated at least “A1” by Moody’s or, in the event that the short-term unsecured debt obligations or commercial paper of such Counterparty are not rated, the long-term unsecured debt obligations of such Counterparty are rated at least “Aa3” by Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
          “Monthly Principal Payment Amount” shall mean, on each Payment Date, an amount of principal of the Loan set forth opposite such Payment Date on Schedule IX attached hereto.

          “Moody’s” shall mean Moody’s Investor Service, Inc.
          “Mortgage” shall have the meaning set forth in the Senior Loan Agreement.
          “Net Cash Flow” shall mean, for any period, the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.
          “Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.11(b) hereof.
          “Net Liquidation Proceeds after Debt Service” shall mean with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Owner in connection with such Liquidation Event, less (i) Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) the costs incurred by Owner in connection with a restoration of the applicable Properties made in accordance with the Senior Loan Documents or Operating Leases, (iii) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Senior Loan Documents to Senior Lender, (iv) in the case of a foreclosure sale, disposition or Transfer of the applicable Property or Properties in connection with realization thereon following an Event of Default under the Senior Loan, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (v) in the case of a foreclosure sale, such costs and expenses incurred by Senior Lender under the Senior Loan Documents as Senior Lender shall be entitled to receive reimbursement for under the terms of the Senior Loan Documents and (vi) in the case of a refinancing of the Senior Loan, the amount refinanced and reasonable and customary costs and expenses (including reasonable attorneys’ fees) of such refinancing.
          “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.
          “Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.
          “Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.
          “New Lease” shall have the meaning set forth in Section 5.1.20 hereof.
          “Non-Material Lease” shall mean any Lease to a third-party tenant with respect to an Individual Property, which Lease (i) is entered into in the ordinary course of business, (ii) has a term not to exceed one (1) year, (iii) is for a non-material portion of the Facility located on such Individual Property (in any event not to exceed 500 square feet of such Facility) and (iv) facilitates the provision of services by such third party at such Facility, which services are related or reasonably incident to the primary business conducted at such Facility. In addition, any Lease relating to billboard space, telephone use, vending machines, cellular antenna or other telecommunications equipment which (i) is entered into in the ordinary course of business (ii) relates to only one Individual Property, (iii) has a term of not more than five (5) years and (iv)

provides for rents or fees that do not exceed three (3%) percent of the Rents for such Individual Property shall also be a Non-Material Lease.
          “Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Thirty-Six Million One Hundred Forty Thousand Nine Hundred Eighty-One and No/100 Dollars ($36,140,981.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “O&M Programs” shall mean collectively, with respect to the Properties, those certain Operations and Maintenance Programs to be delivered as provided in Section 5.1.25 hereof.
          “Occupancy Report” shall mean a schedule which sets forth the occupancy status of each Individual Property, the average daily rate and other charges payable with respect thereto, the class of payment or reimbursement (i.e., private, third-party payor, Medicaid, and Veterans Administration), the average monthly census of the applicable Facility, occupancy rates and any arrearages in payments, in each case, in such form and to such extent as is required to be provided, from time to time by the Operator Tenant of such Individual Property under its Operating Lease.
          “Officer’s Certificate” shall mean a certificate of Borrower delivered to Lender by Borrower which is signed by an authorized senior officer of the general partner or managing member of Borrower, as applicable.
          “Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and management of the Properties that are incurred with respect to the Properties on a regular monthly or other periodic basis to the extent actually incurred with respect to the Properties, including without limitation, utilities, ordinary repairs and maintenance, license fees, property taxes and assessments, advertising expenses, legal fees, consulting fees, management fees, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation, Debt Service, and debt service on the Senior Loan, Capital Expenditures, and contributions to the Replacement Reserve Fund, the Tax and Insurance Escrow Fund, the Debt Service Reserve Fund and any other reserves required under the Senior Loan Documents, it being understood that with respect to any Individual Property subject to an Effective Operating Lease, Operating Expense shall not include rent payable by the Operator Tenant to Owner under such Operating Lease.
          “Operating Leases” shall mean the operating leases affecting one of the Individual Properties and which are described on Schedule II annexed hereto, and all Replacement Operating Leases. Unless otherwise consented to by Lender, each Replacement Operating Lease shall provide that the Operator Tenant shall be solely responsible for obtaining and maintaining all Health Care Licenses and for complying with all Health Care Requirements.

          “Operator Tenant” shall mean, with respect to each Individual Property, the operator tenant of such Individual Property pursuant to the Operating Lease relating to such Individual Property.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof but only if non-payment thereof will result in a lien against a Property.
          “Owner” shall mean, individually and collectively, each of the entities which comprises the borrowers under the Senior Loan (including all owners of the Properties), together with their successors and assigns. Each reference to Owner shall refer to such entities collectively and individually to each entity constituting Owner.
          “Owner Entity” shall mean each entity which comprises Owner.
          “Payor” shall mean, individually and collectively as the context requires, (a) Government Payor and (b) Private Payor.
          “Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.
          “Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively (a) the Liens and security interests created by or expressly permitted under the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policies relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes or Other Charges not yet due or delinquent, (d) involuntary liens or encumbrances which are subordinate to the Lien of the applicable Mortgage and related Loan Documents and do not materially and adversely affect the value or operation of the Property in question (e) liens and encumbrances of Persons claiming under or through an Operator Tenant provided (i) such liens or encumbrances (A) are not prohibited under an Operating Lease, (B) are subordinate to the Lien of the applicable Mortgage and related Loan Documents and (C) do not materially or adversely affect the value or operation of the Individual Property in question and (ii) the holder of such lien or encumbrance has not commenced an action or proceeding against or relating to the Individual Property in question, (f) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, and (g) the Liens created by the Senior Loan Documents.
          “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association or Governmental Authority and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Personal Property” shall have the meaning set forth in the granting clauses of the Mortgage with respect to each Individual Property.

          “Physical Condition Report” shall mean, with respect to each Individual Property, a report prepared by a company reasonably satisfactory to Lender regarding the physical conditions of such Individual Property, in form and substance reasonably satisfactory to Lender and consistent with Lender’s then underwriting criteria.
          “Pledge” shall mean that certain pledge and security agreement dated as of the date hereof made by Borrower in favor of Lender which creates a security interest in 100% of the ownership interests in the Pledged Companies (the “Pledged Collateral”).
          “Pledged Collateral” shall have meaning set forth in the definition of “Pledge”.
          “Pledged Companies” shall have the meaning set forth in the Pledge.
          “Policies” shall have the meaning specified in Section 6.1(b) hereof.
          “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) any other applicable Legal Requirements relating to money laundering or terrorism.
          “Prepayment Premium” shall mean, if the prepayment occurs on or after the Lockout Release Date and on or before the date that is six (6) months prior to the Initial Maturity Date, an amount equal to one percent (1%) of the principal amount of the Loan being prepaid.
          “Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-eighth of one percent (0.125%). If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.
          “Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
          “Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

          “Principal” shall mean the Special Purpose Entity which is the (a) managing member of the Borrower in the event that such Borrower is a limited liability company with more than one member, or (b) general partner of such Borrower in the event that the Borrower is a limited partnership.
          “Private Payor” shall mean, individually and collectively as the context requires, (a) Insurance Payor and (b) Resident Payor.
          “Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of the Senior Loan Agreement.
          “Provided Information” shall mean any and all written financial and other written information prepared at any time by any Indemnifying Person or its agents and provided to Lender with respect to the Properties, Owner, Borrower, Principal or Guarantor.
          “Qualified Operator” shall mean with respect to each Individual Property, a reputable and experienced operator possessing experience in operating and managing health care properties similar in size, scope, use and value as such Individual Property, which operator, in all cases, is licensed to operate such Individual Property and shall otherwise be reasonably approved by Lender, provided that, if a Securitization shall have occurred, in addition to obtaining Lender’s approval, Borrower shall have obtained and delivered to Lender prior written confirmation from the applicable Rating Agencies that operation of such Individual Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof.
          “Rating Agencies” shall mean each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been approved by Lender; provided that at any time after a Securitization, Rating Agencies shall mean those of the foregoing rating agencies that from time to time rate the Securities.
          “Release Amount” shall mean for an Individual Collateral the amount set forth on Schedule I hereto.
          “REIT” shall mean a real estate investment trust within the meaning of Section 856 through 859 of the Code.
          “REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
          “Rents” shall mean, with respect to each Individual Property, all amounts payable to Owner on account of or by virtue of any Operating Lease of any other Lease, accounts (including any rights of Owner in accounts arising from the operations conducted at or by the Facility), deposits (whether for security or otherwise but excluding any resident trust accounts), rents, issues, profits, revenues, royalties, rights, benefits, and income of every nature of and from the Individual Property and the operations conducted or to be conducted thereon, including, without limitation, minimum rents, additional rents, termination payments, forfeited security deposits, any rights to payment earned under Leases for the operation of ongoing retail businesses such as newsstands, concession stands, barbershops, beauty shops, gift shops, cafeterias, dining rooms, restaurants, lounges, vending machines, physicians’ offices, pharmacies, laboratories, gymnasiums, swimming pools, tennis courts, golf courses, recreational centers and specialty shops, liquidated damages following default and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability due to destruction or damage to the Individual Property, together with the immediate and continuing right to collect and receive the same, whether now due or hereafter becoming due, and together with all rights and claims of any kind that Owner may have against any tenant, lessee or licensee under the Leases or against any other occupant of the Individual Property.
          “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement (a) following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty or (b) in connection with each Extension Option pursuant to Section 2.10 hereof; provided that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement approved in writing by each of the Rating Agencies with respect thereto.
          “Replacement Operating Lease” shall mean for each Individual Property with respect to which an Operating Lease has expired or terminated, a replacement operating lease for such Individual Property with a Qualified Operator whose terms and provisions are approved by Lender, in accordance with Section 5.1.20.
          “Required Repairs” shall have the meaning set forth in the Senior Loan Agreement.
          “Reserve Funds” shall mean any reserve fund established pursuant to the Loan Documents. “Reserve Funds” shall not include any reserve funds established and held pursuant to the Senior Loan Documents.
          “Resident Account” shall mean any account payable by any Resident Payor in respect of any Lease.
          “Resident Payor” shall mean any resident or other Person occupying any Facility pursuant to a Lease who is responsible for making payment of any Resident Account.
          “Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender. Restoration shall include the planning and permitting associated with such work.
          “Restoration Threshold” shall mean one million and No/100 Dollars ($1,000,000.00).
          “Restricted Party” shall mean, collectively Borrower and Principal.

          “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
          “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of a legal or beneficial interest.
          “Securities” shall have the meaning set forth in Section 9.1 hereof.
          “Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.
          “Securitization” shall have the meaning set forth in Section 9.1 hereof.
          “Security Agreement” shall have the meaning set forth in Section 2.5.1(a)(vi) hereof.
          “Security Documents” shall mean collectively, (i) the Pledge, (ii) a notice of pledge to Owner, and (iii) all Uniform Commercial Code financing statements required by this Agreement to be filed with respect to the security interests in personal property created pursuant to the Security Documents.
          “Senior Lender” shall mean Column Financial, Inc. or any successor holder of the Senior Loan.
          “Senior Loan” shall mean the mortgage loan made by Senior Lender to Owner in accordance with the Senior Loan Agreement in the outstanding principal balance of $250,000,000.00 on the date hereof.
          “Senior Loan Agreement” shall mean the Amended and Restated Loan Agreement dated as of March 29, 2007 between Senior Lender and Owner, as amended by a certain Modification Agreement dated as of the date hereof and as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary herein, the term “Senior Loan Agreement” does not include any intercreditor agreement or similar agreement to which Owner is not a signatory.
          “Senior Loan Cash Management Agreement” shall mean the Amended and Restated Cash Management Agreement dated as of March 29, 2007 by and between Owner and Senior Lender, as modified by a certain Modification Agreement dated as of the date hereof.
          “Senior Loan Documents” shall mean the “Loan Documents” as defined in the Senior Loan Agreement.
          “Senior Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.
          “Senior Note” shall mean the Second Amended and Restated Promissory Note dated as of July 31, 2007 in the original principal amount of $250,000,000.00 made by Owner and payable to Senior Lender.

          “Servicer” shall have the meaning set forth in Section 9.5 hereof.
          “Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.
          “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
          “Social Security Act” shall mean 42 U.S.C. 401 et seq., as enacted in 1935, and amended, restated or otherwise supplemented thereafter from time to time and all rules and regulations promulgated thereunder.
          “Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company which at all times on and after the date hereof:
     (a) is organized solely for the purpose of (i) acquiring, developing, owning, holding, selling, leasing, financing, transferring and exchanging the Properties or the Collateral, entering into this Agreement with the Lender, performing its obligations under the Loan Documents, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (ii) acting as a general partner of one or more of the limited partnerships that owns an Individual Property or as a member of a limited liability company that owns one or more of the Properties;
     (b) is not engaged, directly or indirectly, and will not engage in any business unrelated to (i) the acquisition, development, ownership or financing of the Properties or the Collateral, (ii) acting as general partner of one or more limited partnerships that owns an Individual Property or (iii) acting as a member of a limited liability company that owns an Individual Property, as applicable;
     (c) does not have and will not have any assets other than those related to the Properties or its partnership interest in any such limited partnership or member interest in any such limited liability company that owns an Individual Property or acts as the general partner or managing member thereof, as applicable;
     (d) has not engaged, sought or consented to and will not, to the extent permitted by applicable law, engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, sale of all or substantially all of its assets, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a member in a limited liability company) or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition;
     (e) if such entity is a limited partnership, has, as its only general partners, Special Purpose Entities that are corporations, limited partnerships or limited liability companies;
     (f) if such entity is a corporation, has at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless two Independent Directors shall have participated in such vote;
     (g) if such entity is a limited liability company with more than one member, has at least one member that is a Special Purpose Entity that is a corporation that has at least two Independent Directors and that owns at least one percent (1.0%) of the equity of the limited liability company;
     (h) if such entity is a limited liability company with only one member, is a limited liability company organized in the State of Delaware that has (i) as its only member a non-managing member, (ii) at least two Independent Directors or Independent Managers and has not caused or allowed and will not cause or allow the board of managers of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the managers unless two Independent Directors or Independent Managers, as applicable, shall have participated in such vote and (iii) at least one springing member that will become the non-managing member of such entity upon the dissolution of the existing non-managing member;
     (i) if such entity is (i) a limited liability company, has articles of organization, a certificate of formation and/or an operating agreement, as applicable, (ii) a limited partnership, has a limited partnership agreement, or (iii) a corporation, has a certificate of incorporation or articles that, in any such case, provide that such entity will not, to the extent permitted by applicable law: (A) dissolve, merge, liquidate, consolidate; (B) sell all or substantially all of its assets or the assets of the Borrower (as applicable); (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition, in any case without the consent of the Lender; or (D) without the affirmative vote of two Independent Directors and of all other directors of the corporation (that is such entity or the general partner or managing or co-managing member of such entity), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
     (j) is and will remain solvent and pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
     (k) subject to such entity being treated as a “disregarded entity” or “qualified REIT subsidiary” for tax purposes has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
     (l) subject to such entity being treated as a “disregarded entity” or “qualified REIT subsidiary” for tax purposes has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is part of a consolidated group filing a consolidated return or returns;

     (m) subject to such entity being treated as a “disregarded entity” or “qualified REIT subsidiary” for tax purposes has maintained and will maintain its own records, books, resolutions and agreements;
     (n) other than as provided in or contemplated by the Cash Management Agreement and the Loan Documents, (i) has not commingled and will not commingle its funds or assets with those of any other Person and (ii) has not participated and will not participate in any cash management system with any other Person;
     (o) other than as provided in or contemplated by the Cash Management Agreement and the Loan Documents, has held and will hold its assets in its own name;
     (p) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;
     (q) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP, or except to the extent that such entity is treated as a disregarded entity for tax purposes or is otherwise required to file consolidated tax returns by law, and, if part of a consolidated group, is shown as a separate member of such group;
     (r) has paid and will pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees, if any, in light of its contemplated business operations;
     (s) has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
     (t) has and will have no Indebtedness other than (i) Obligations under the Loan, (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Properties, in an amount not to exceed three and one-half per cent (3.5%) of the principal amount of indebtedness under the Loan Agreement, which unsecured trade payables are not more than sixty (60) days past the date incurred, are not evidenced by a promissory note, and (iii) such other liabilities that are contemplated or permitted pursuant to the Loan Documents;
     (u) has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except in each case as contemplated or permitted pursuant to the Loan Documents;

     (v) has not and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;
     (w) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;
     (x) maintains and uses and will maintain and use separate stationery, invoices and, except as provided in or contemplated by the Cash Management Agreement or other Loan Documents, checks bearing its name. The stationery, invoices, and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent, except as provided in or contemplated by the Cash Management Agreement or other Loan Documents;
     (y) has not pledged and will not pledge its assets for the benefit of any other Person, except as permitted by the Loan Documents;
     (z) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (dd) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of the Borrower;
     (aa) has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
     (bb) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
     (cc) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
     (dd) has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates other than on terms which are intrinsically fair, commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
     (ee) has not and will not have any obligation to, and will not, indemnify its partners, officers, directors or members, as the case may be, unless such an obligation is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
     (ff) if such entity is a corporation, it shall consider the interests of its creditors in connection with all corporate actions;
     (gg) does not and will not have any of its obligations guaranteed by any Affiliate (other than as contemplated or required by or permitted pursuant to the Loan Documents); and
     (hh) has complied and will comply in all material respects with all of the terms and provisions contained in its organizational documents. The statements of fact contained in its organizational documents are and will remain true and correct in all material respects.
          “Spread” shall mean four percent (4.0%).
          “State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.
          “Strike Price” shall mean six and three quarters percent (6.75%).
          “Successor Owner” shall have the meaning set forth in Section 2.5.3 hereof.
          “Survey” shall mean an ALTA survey of the Individual Property in question prepared pursuant to the requirements contained in Section 4.1.27 hereof.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents and other governmental charges, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.
          “Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.
          “Title Insurance Policy” or when referred to collectively “Title Insurance Policies” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form acceptable to Lender (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) and any Modification Title Endorsements required by Lender issued with respect to such Individual Property and insuring the lien of the Mortgage encumbering such Individual Property.
          “Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.
          “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of formation of Borrower.
          “UCC Policy” shall mean the Eagle 9 UCC title policy issued to Lender and insuring the lien of the Pledge on the Collateral.

          “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
          “Veterans Administration” shall mean the United States Department of Veterans Affairs
          Section 1.2. Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. All references to the Senior Loan Agreement, the Senior Note or any other Senior Loan Document shall mean the Senior Loan Agreement, the Senior Note or such other Senior Loan Document as in effect on the date hereof, as each of the same may hereafter be amended, restated, replaced, supplemented or otherwise modified, but only to the extent that, if Lender’s consent is required by the terms of this Agreement, Lender has consented to the foregoing pursuant to Section 3.4 of this Agreement. With respect to terms defined by cross-reference to the Senior Loan Documents, such defined terms shall have the definitions set forth in the Senior Loan Documents as of the date hereof, and no modifications to the Senior Loan Documents shall have the effect of changing such definitions for the purposes of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised.
          II. GENERAL TERMS
          Section 2.1. Loan Commitment; Disbursement to Borrower.
               2.1.1. Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
               2.1.2. Single Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.
               2.1.3. The Note, Pledge and Loan Documents. The Loan shall be evidenced by the Note and secured by the Pledge and the other Loan Documents.
               2.1.4. Use of Proceeds. Borrower shall use the proceeds of the Loan solely to make a capital contribution to Owner.
          Section 2.2. Interest Rate.

               2.2.1. Interest Rate Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate (including all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period during which the Maturity Date occurs (even if such period extends beyond the Maturity Date). Interest on the outstanding principal balance of the Loan existing on the commencement of an Interest Period shall accrue for the entire Interest Period and shall be owed by Borrower for the entire Interest Period regardless of whether any principal portion of the Loan is repaid prior to the expiration of such Interest Period.
               2.2.2. Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.
               2.2.3. Determination of Interest Rate.
          (a) The Applicable Interest Rate with respect to the Loan shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f).
          (b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the outstanding principal amount of the Loan at LIBOR plus the Spread for the applicable Interest Period. Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Lender of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
          (c) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Period, to a Prime Rate Loan.
          (d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) day prior to the last day of the related Interest Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Period.

          (e) With respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income and franchise taxes of the United States of America or any political subdivision or taxing authority thereof or therein (including Puerto Rico). If any Foreign Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to applicable law by Borrower, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.
          (f) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.
          (g) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:
               (i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
               (ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
               (iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
          (h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
          (i) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Foreign Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               2.2.4. Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender as determined by Lender in its sole discretion.
               2.2.5. Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein, with respect to an Event of Default under clauses (i), (vi) or (vii) of Section 8.1, and calculated from the date Lender gives a notice to Borrower stating that an Event of Default has occurred, in all other instances.
               2.2.6. Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
               2.2.7. Interest Rate Cap Agreement.
          (a) On or prior to the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, (iv) shall initially be for a period ending on the Initial Maturity Date, and (v) shall have an initial notional amount equal to the principal balance of the Loan. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account).
          (b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account or if the Lockbox Account is not then required to be in effect, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
          (c) In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty by S&P or Moody’s, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade, withdrawal or qualification. Notwithstanding the foregoing, the provision of this Section 2.2.7(b) shall not be applicable if the Counterparty is Lender or an Affiliate thereof.
          (d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.
          (e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that: the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement; the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property; all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); depending on the nature of the transaction, the Counterparty’s opinion shall contain such additional opinions on such other matters relating to the Interest Rate Cap Agreement and/or the confirmation as Lender shall reasonably require, including the following additional opinions if the Counterparty is a foreign entity: (A) that the jurisdiction where the Counterparty is located will respect and give effect to the choice of law provisions of the Interest Rate Cap Agreement and the confirmation, and (B) that a judgment obtained in the courts of the State of New York is enforceable in the jurisdiction where the Counterparty is located; and the Counterparty’s opinion shall be addressed to Lender and its successors and assigns and shall state that it may be relied upon by (A) any assignee of Lender’s interest in the Loan, (B) any participant of Lender’s interest in the Loan, (C) any servicer of the Loan, (D) any purchaser of the Loan or any portion thereof in any Securitization, (E) any Rating Agency involved in a Securitization of the Loan, (F) the issuer of securities in a Securitization of the Loan, and (G) any trustee or servicer appointed in connection with a Securitization of the Loan.
          Section 2.3. Loan Payment.
               2.3.1. Payments Generally. Borrower shall pay to Lender on the August Payment Date and each Payment Date thereafter up to and including the Maturity Date, (x) interest accruing on the Loan during the entire Interest Period in which such Payment Date occurs, and (y) the Monthly Principal Payment Amount. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
               2.3.2. Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.
               2.3.3. Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge and the other Loan Documents to the extent permitted by applicable law.
               2.3.4. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 1:00 p.m., New York City time, on or before the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          Section 2.4. Prepayments.
               2.4.1. Voluntary Prepayments. Prior to the Lockout Release Date, the outstanding principal amount of the Loan may not be prepaid in whole or in part. On any Payment Date occurring on, or after, the Lockout Release Date, Borrower may, at its option and upon thirty (30) days prior notice to Lender, prepay the Debt in whole but not in part, (except as expressly set forth herein); provided that such prepayment is accompanied by the Prepayment Premium, if applicable. If the prepayment occurs after the date that is six (6) months prior to the Initial Maturity Date, there shall be no Prepayment Premium or other prepayment fee, premium or penalty. If a prepayment under this Section 2.4.1 is made on a day other than a Payment Date, then in connection with such prepayment, Borrower shall pay to Lender, simultaneously with such prepayment (i) all interest on the principal balance of the Loan then being prepaid which would have accrued through the end of the Interest Period then in effect notwithstanding that such Interest Period extends beyond the date of prepayment and (ii) the Prepayment Premium; provided, however, that if the date of prepayment is a date on or after the Determination Date in such calendar month and prior to the first day of the Interest Period that commences in such calendar month, Borrower shall also pay to Lender in connection with such prepayment all interest on the principal balance of the Loan then being prepaid which would have accrued through the end of the next succeeding Interest Period. Any prepayment received by Lender on a date other than a Payment Date shall be held by Lender as collateral security for the Loan and shall be applied to the Debt on the next Payment Date.
               2.4.2. Liquidation Events. (a) Subject to the provisions of Section 2.4.1 hereof, in the event of any Liquidation Event, Borrower shall, subject to the rights of Senior Lender and Operator Tenants, cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into the Cash Management Account, which shall then be applied by Lender on the next succeeding Payment Date toward payment of the Debt. Other than during the continuance of an Event of Default, no Prepayment Premium or other prepayment fee, premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2(a).
          (b) Borrower shall promptly notify Lender of the pendency of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of the pendency of (i) a sale (other than a foreclosure sale) of an Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of an Individual Property or the Senior Loan, on the date on which a commitment for such refinancing has been entered into. The provisions of this Section 2.4.2 shall not be construed to contravene in any manner the restrictions and other provisions (including, without limitation, any provision relating to the application of proceeds thereof) regarding refinancing of the Senior Loan, Transfer of the Properties, substitution or release of any Individual Property or the application of Net Proceeds set forth in this Agreement, the other Loan Documents or the Senior Loan Documents.
                    2.4.3. Prepayments After Default. If during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds), such tender or recovery shall be (a) made on the next occurring Payment Date together with the monthly payment of Debt Service (including interest accruing through and including the end of the Interest Period in which such Payment Date occurs), and (b) if such payment occurs prior to the Lockout Release Date, deemed a voluntary prepayment by Borrower in violation of the prohibition against prepayment set forth in Section 2.4.1 and Borrower shall pay, in addition to the Debt, an amount equal to five percent (5%) of the principal balance of the Loan to be prepaid or satisfied. Such deemed voluntary prepayment by itself shall not constitute an Event of Default.
          Section 2.5. Release of Collateral. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of the Pledge on any Collateral.
                    2.5.1. Release of Individual Collateral. If (i) Owner has elected to prepay a portion of the Senior Loan on or after the Lockout Release Date pursuant to Section 2.5.1 of the Senior Loan Agreement and obtain the release of one or more Individual Properties from the Liens(s) of the Mortgage(s) thereon and (ii) Borrower has elected to prepay a portion of the Loan on or after the Lockout Release Date and the requirements of this Section 2.5 have been satisfied, Borrower may obtain (A) the release of the Individual Collateral relating to the Individual Property to be released from the Lien of the Pledge thereon (and related Loan Documents); (B) the release of the obligations of Borrower and Guarantor under the Loan Documents with respect to such Individual Collateral (other than those expressly stated to survive) and (C) the release of the Owner Entity that is the owner of the Individual Property from all obligations under the Loan Documents (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:
          (a) Borrower shall submit to Lender, not less than thirty (30) days prior to the date of such release, a partial release of the Liens created by the Pledge (and related Loan Documents) for the Individual Collateral for execution by Lender. Such partial release shall contain a release of the Pledged Collateral relating to the Individual Property, shall be in a form appropriate for such Individual Collateral and shall contain standard provisions, if any, protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such partial release, together with an Officer’s Certificate certifying that, to such officer’s knowledge, such documentation (i) is in compliance with all Legal Requirements, (ii) will effect such partial release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and Collateral subject to the Loan Documents not being released);
          (b) Owner has satisfied, or Senior Lender has waived, the conditions set forth in Section 2.5.1 of the Senior Loan Agreement;
          (c) After giving effect to such release, the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the date of such release;
          (d) After giving effect to such release, the Lease Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Mortgages shall be equal to or greater than the Lease Debt Service Coverage Ratio for the twelve (12) full calendar months immediately preceding the date of such release;
          (e) The Individual Property to be released pursuant to the Senior Loan Documents shall be conveyed to a Person other than Owner;
          (f) The Owner Entity which owns the Individual Property being released is dissolved and liquidated;
          (g) Borrower shall pay to Lender an amount equal to the Adjusted Release Amount and such amount paid to Lender in connection with any such partial release shall be applied (i) first, to prepay Principal in an amount equal to the Release Amount of each Individual Collateral being released, (ii) second, to the payment of the Prepayment Premium, if any, applicable to the principal amount of the Loan being prepaid, and (iii) third, the balance, to prepay Principal and the Release Amounts of each Individual Collateral remaining subject to the Lien of the Pledge immediately following such release shall be proportionately reduced by the Principal so prepaid pursuant to this clause (iii); and
          (h) After giving effect to such partial release, in no event may the aggregate Release Amounts for all of the Collateral released from the Lien of the Pledge thereon pursuant to this Section 2.5.1 or pursuant to Section 2.5.2, Section 2.5.3, Section 2.8 or Section 8.1(c) exceed in the aggregate 10% of the original principal amount of the Loan.
               2.5.2. Release of Property with Options to Purchase. (a) With respect to the Individual Property known as Upland, IN (the “Upland Property”), the Operator Tenant under the Operating Lease for the Upland Property has an option to purchase the Upland Property on or prior to the Lockout Release Date. If such Operator Tenant timely and properly exercises its option to purchase the Upland Property in accordance with the terms and provisions of its Operating Lease on or prior to the Lockout Release Date, then Borrower shall have the obligation to prepay a portion of the Loan in an amount equal to the Adjusted Release Amount of the Individual Collateral relating to the Upland Property, and Lender shall release the Individual Collateral relating to the Upland Property from the Lien of the Mortgage thereon as provided in Section 2.5.1.
          (b) With respect to the Upland Property, if the Operator Tenant timely and properly exercises its option to purchase the Upland Property in accordance with the terms and provisions of its Operating Lease and the closing of the Upland Property takes place after the Lockout Release Date, the terms and provisions of Section 2.5.1 shall be applicable.
               2.5.3. Release of Special Financing Individual Properties. With respect to the Individual Properties located in (1) Las Vegas, NM, (2) Hilliard, OH, (3) Canton, OH, (4) Mobile, AL, (5) Wichita, KS, (6) Frankston, TX, (7) Yorktown, IN, (8) Chesterton, IN and (9) Denver, CO (collectively, the “SF Individual Properties”), Borrower shall have the right to prepay a portion of the Loan in an amount equal to the Adjusted Release Amount of the Individual Collateral relating to such Individual Property, in which event Borrower shall pay to Lender in addition thereto a prepayment premium equal to five percent (5%) of the principal prepaid, and Lender shall release such Individual Collateral from the Lien of the Pledge as provided in Section 2.5 and automatically and immediately release Borrower’s, Owner’s, Principal’s, Maryland Guarantor’s and Guarantor’s respective obligations under the Loan Documents with respect to each such Individual Collateral and Individual Property (other than those expressly stated to survive).
               2.5.4. Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Pledge on Collateral not theretofore released.
          Section 2.6. Cash Management.
               2.6.1. Lockbox Account. (a) Owner has established and Borrower shall cause Owner to maintain a segregated Eligible Account (the “Senior Lockbox Account”) with Lockbox Bank in trust for the benefit of Senior Lender, which Senior Lockbox Account shall be in the name of Owner but shall be under the sole dominion and control of Senior Lender.
          (b) To the extent not done previously, Borrower shall cause Owner to deliver written instructions to all Operator Tenants under the Operating Leases to deliver all Rents payable thereunder directly to the Senior Lockbox Account. Borrower shall cause Owner to deposit all amounts received by Owner constituting Rents under the Operating Leases into the Senior Lockbox Account within two (2) Business Days after receipt.
          (c) Borrower has obtained from Senior Lockbox Bank its agreement to transfer to the Senior Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Senior Lockbox Account once every Business Day throughout the term of the Loan. A copy of such agreement has been delivered by Borrower to Lender.
          (d) If, at any time during the Term, Senior Lender has waived compliance with Section 2.6.1 of the Senior Loan Agreement (or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of this Agreement), then Lender shall have the right, at its option, to require compliance with provisions similar to Section 2.6.1 of the Senior Loan Agreement.
               2.6.2. Cash Management Account. (a) Lender shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Servicer in trust for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Column Financial, Inc. as Lender, pursuant to Mezzanine Loan Agreement dated as of July 31, 2007 — Cash Management Account” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
          (b) Provided no Event of Default shall have occurred and be continuing, on each Payment Date (or, if such Payment Date is not a Business Day, on the immediately preceding Business Day) all funds on deposit in the Cash Management Account shall be applied by Lender to the payment of the following items in the order indicated:
          (i) First, payment of the Debt Service for such Interest Period, applied first to the payment of accrued and unpaid interest for such period computed at the Applicable Interest Rate and then applied to the payment of the Monthly Principal Payment Amount for such period;
          (ii) Second, if Lender has delivered the Deposit Notice to Senior Cash Management Bank as described in Section 3(a) of the Cash Management Agreement, and if Senior Cash Management Bank has complied with the instructions contained in such notice, deposits into the Subaccounts pursuant to Section 7.1:
          (iii) Third, if Lender has delivered the ED-CTP Notice to Senior Cash Management Bank as described in Section 3(a) of the Cash Management Agreement during a period other than a Cash Trap Period, and if Senior Cash Management Bank has complied with the instructions contained in such notice, payments to the Lender of any other amounts then due and payable under the Loan Documents;
          (iv) Fourth, if Lender has delivered the ED-CTP Notice to Senior Cash Management Bank as described in Section 3(a) of the Cash Management Agreement during a Cash Trap Period, and if Senior Cash Management Bank has complied with the instructions contained in such notice, Excess Cash Flow will be retained in the Cash Management Account; and

          (v) Fifth, payment of any excess amounts (“Excess Cash Flow”) to Borrower.
          (c) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
          (d) All funds on deposit in the Cash Management Account during the continuance of an Event of Default may be applied by Lender in such order and priority as Lender shall determine.
          (e) The provisions above regarding cash management are further detailed in the Cash Management Agreement.
               2.6.3. Payments Received Under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to payment of Debt Service and any other payment reserves established pursuant to this Agreement or any other Loan Document shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account established pursuant to the Cash Management Agreement to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.
          Section 2.7. Expiring Or Terminating Operating Leases.
          (a) No later than five (5) days prior to the expiration of an Operating Lease and no earlier than sixty (60) days prior to such expiration and no later than thirty (30) days after the termination of an Operating Lease for any reason, Borrower shall (i) deliver to Lender a Letter of Credit in an equal amount to the Release Amount for the Individual Collateral relating to the Individual Property subject to such Operating Lease; or (ii) (1) on or prior to the Lockout Release Date, pay to Lender an amount equal to the Adjusted Release Amount of such Individual Collateral, or (2) after the Lockout Release Date, prepay a portion of the Loan in order to obtain a release of such Individual Collateral pursuant to Section 2.5. If Borrower delivers a Letter of Credit in accordance with clause (i), then (1) such Letter of Credit shall be additional security for the repayment of the Debt and may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default or (B) at any time less than thirty (30) days prior to the expiration date of such Letter of Credit if such Letter of Credit is not renewed prior thereto, or if a substitute Letter of Credit is not delivered to Lender prior thereto, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.7 shall be applicable) or Borrower becomes entitled to the disbursement thereof as provided below, and (2) upon the date that an Operator Tenant satisfactory to Lender under a Replacement Operating Lease approved by Lender in possession of the Individual Property, has commenced paying fixed rent and has delivered to Lender an estoppel certificate in form and substance reasonably satisfactory to Lender, the

Letter of Credit (or the proceeds thereof) will be released to Borrower provided that no Event of Default is then in effect.
          (b) If Borrower makes a payment in accordance with clause (ii)(1) of Section 2.7(a), then such payment shall be held as Reserve Funds and as additional security for the repayment of the Debt and may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default, or (B) as a prepayment of the Loan in accordance with Section 2.5.1 upon the later to occur of (x) the Lockout Release Date, and (y) thirty (30) days after the expiration or termination of such Operating Lease. Upon the date that an Operator Tenant satisfactory to Lender under a Replacement Operating Lease approved by Lender takes possession of the Individual Property, has commenced paying fixed rent and has delivered to Lender an estoppel certificate in form and substance reasonably satisfactory to Lender, the payment deposited in accordance with clause (ii)(1) will be released to Borrower provided that no Event of Default is then in effect. In order to comply with the rules and regulations applicable to REMIC Trusts under the Code, in the event that the aggregate face amount of Letters of Credit and all payments held pursuant to clause (ii)(1) exceeds ten percent (10%) of the Debt, then Lender may apply any such sums in excess of ten percent (10%) of the Debt to the payment of the Debt in any order in its sole discretion.
     Section 2.8. Substitution of Individual Properties. At any time after the date hereof, Owner may obtain the release of one or more Individual Properties from the Lien of the Mortgage thereon (other than those expressly stated to survive) (each such Individual Property, a “Substituted Property”), by substituting therefor one or more properties (such properties, individually and collectively as the context requires, “Substitute Property”), upon the satisfaction of the conditions set forth in Section 2.8 of the Senior Loan Agreement. Concurrently, with the release of the Substituted Property, Borrower may obtain the partial release of the Individual Collateral relating to such Individual Property (the “Substituted Collateral”) by substituting therefore the ownership interests in the owner of the Substitute Property (such ownership, interest, the “Substitute Collateral”) upon the satisfaction of each of the following conditions:
          (a) After giving effect to the proposed substitution, no Default or Event of Default shall be continuing;
          (b) Lender shall have received at least thirty (30) days’ prior written notice of the proposed substitution (or a shorter period of time if permitted by Lender in its sole discretion), which notice shall be revocable at any time provided that Borrower pays all of Lender’s actual costs and expenses incurred in connection with the revoked notice;
          (c) The Release Amount of the Substituted Collateral, when taken together with the Release Amounts of all other Substituted Collateral substituted pursuant to this Section 2.8, does not exceed 25% of the Loan Amount in the aggregate;
          (d) The number of Properties (including the Substitute Property but excluding the Substituted Property) located in any one State will not exceed 25% of the total number of Properties in all states immediately after such substitution;

          (e) Lender shall have received an Officer’s Certificate that each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct with respect to the Substitute Property Owner and the Substitute Property as of the applicable Substitution Effective Date (on a pro forma basis giving effect to the proposed substitution);
          (f) The Substitute Property shall not have suffered a Casualty or Condemnation which has not been fully restored;
          (g) The entity owning the Substitute Property (the “Substitute Property Owner”) shall have indefeasible fee title to the Substitute Property free and clear of any lien or other encumbrance except for Permitted Encumbrances;
          (h) Simultaneously with the substitution, the Substituted Property shall be conveyed to a Person other than Borrower or an Owner;
          (i) The “as is” appraised value of the Substitute Property and the “leased fee value” as shown in the related Appraisal dated no earlier than forty-five (45) days prior to the proposed substitution date is equal to or exceeds the “as is” appraised value of the Substituted Property and the “leased fee value” immediately prior to the substitution;
          (j) The Net Operating Income calculated with respect to the Substitute Property for the twelve (12) calendar month period immediately preceding the substitution is equal to or exceeds the Net Operating Income calculated with respect to the Substituted Property for the twelve (12) calendar month period immediately preceding the substitution;
          (k) Borrower shall have obtained and delivered to Lender prior written confirmation from the applicable Rating Agencies that the substitution will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Securities or any class thereof;
          (l) Each Substitute Property Owner shall be a newly formed single-member limited liability company organized in the State of Delaware pursuant to a certificate of formation and a limited liability company operating agreement in the form approved by Lender in connection with the closing of the Loan, which entity is a Special Purpose Entity, 100% owned (directly or indirectly) by Borrower and at least 51% of the membership interests of which are owned, directly or indirectly, by Guarantor;
          (m) Lender shall have received such certified charter documents, good standing certificates, qualifications to do business, resolutions and consents for the Substitute Property Owner (including any general partner thereof) and the Substitute Property Operator (including any general partner thereof) in connection with the substitution as would be required by a reasonably prudent lender originating commercial mezzanine loans similar to the Loan;
          (n) The operator of the Facility located on the Substitute Property shall be a Qualified Operator (the “Substitute Property Operator”), which Substitute Property

Operator shall have applied for and obtained the Health Care Licenses necessary to operate the Facility located on the Substitute Property;
          (o) The Facility located on the Substitute Property shall be operated as a skilled nursing facility or an assisted living facility;
          (p) Borrower shall have caused to be executed and delivered to Lender (i) an Operating Lease with respect to the Substitute Property between the Substitute Property Owner, as landlord, and the Substitute Property Operator, as operator tenant, which Operating Lease provides for a base rent which equals or exceeds the base rent payable under the Operating Lease affecting the Substituted Property and is otherwise acceptable to and approved by Lender.
          (q) Borrower shall have executed, acknowledged and delivered to Lender an agreement whereby Borrower acknowledges that the Substitute Property is an Individual Property for all purposes under, and is otherwise in all respects subject to, the Loan Documents (including, without limitation, the Environmental Indemnity);
          (r) Borrower shall have executed and delivered to Lender a ratification and confirmation of the Environmental Indemnity which also adds the Substitute Property to the properties covered by the Environmental Indemnity and Borrower shall have caused Guarantor to have executed and delivered to Lender a ratification and confirmation of the Guaranty;
          (s) Borrower shall have executed (as appropriate), acknowledged (as appropriate) and delivered to Lender (i) an amendment to the Pledge and other Security Documents which adds the Substituted Collateral to the Collateral and subjects the Substituted Collateral to the provisions of the Pledge and the other Security Documents and originals of the certificates evidencing ownership of the Substituted Collateral (collectively, the “Substitute Collateral Lien Documents”), and (ii) a UCC-3 Amendment in form appropriate for recording in the State of Delaware amending the UCC Financing Statement filed in the State of Delaware at the closing of the Loan adding the Substituted Collateral as additional Collateral (and together with an executed authorization to file in the form provided to Lender at the closing of the Loan);
          (t) Lender shall have received such other modifications and amendments to this Agreement, the other Loan Documents as would be requested by a reasonably prudent lender originating commercial mezzanine loans similar to the Loan in order to reflect and effect the substitution and to protect and preserve the Liens and security interests of Lender in and to the Collateral;
          (u) Lender shall have received such lien, credit, bankruptcy, litigation and judgment searches with respect to the Substitute Property, the Substitute Property Owner, the Substitute Property Operator, any former owner and/or operator of the Substitute Property and any direct or indirect owner of any thereof as would be required by, and acceptable to, a reasonably prudent lender originating commercial mezzanine loans similar to the Loan;

          (v) Lender shall have received such evidence that the Substitute Property, the Facility thereon and the operations thereof are in compliance with all Health Care Requirements as would be acceptable to a reasonably prudent lender originating commercial mezzanine loans similar to the Loan;
          (w) Lender shall have received (i) an endorsement to the UCC Policy, or a new UCC Policy, evidencing the substitution of the Substitute Collateral for the Substituted Collateral, and (ii) copies of paid receipts or other evidence as would be acceptable to a reasonably prudent lender originating commercial mezzanine loans similar to the Loan confirming that all premiums in respect of such endorsement to the UCC Policy or a new UCC Policy have been fully paid;
          (x) Intentionally Omitted;
          (y) Lender shall have received a recent signed and sealed survey with respect to the Substitute Property, which survey shall (i) be certified to the title insurance company, Lender and Lender’s successors and assigns, which certification shall be in substantially the same form and substance as the certification of the Survey of the Substituted Property (including a certification of whether the Improvements located on the Substitute Property are located in a federally designated “special flood hazard area”), (ii) be prepared (x) by a professional land surveyor licensed in the State in which the Substitute Property is located, and (y) in accordance with the most recently established Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys and otherwise substantially in the same form and substance as the Surveys delivered at the closing of the Loan, and (iii) reflect the same legal description contained in the Title Insurance Policy relating to such Substitute Property and include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property or other type of real property description (e.g., block and lot) that is customarily used in the jurisdiction in which the Substitute Property is located;
          (z) Lender shall have received valid certificates of insurance evidencing insurance coverage with respect to the Substitute Property, which insurance coverage (including any required flood, earthquake and/or coastal windstorm insurance) and the insurance companies providing such coverage shall be in compliance with the requirements of Section 6.1 (including clause (g) hereof) hereof, together with evidence of the payment of all Insurance Premiums for such insurance payable for the existing policy period;
          (aa) Lender shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report, which concludes that the Substitute Property does not contain any Hazardous Substances (as defined in the Environmental Indemnity) requiring remediation under any Environmental Law (as defined in the Environmental Indemnity) and is not subject to any known risk of contamination from any off-site Hazardous Substance;
          (bb) Lender shall have received a physical condition report with respect to the Substitute Property evidencing that the Substitute Property is in good condition and repair and free of material damage or waste, which physical condition report shall be (i) prepared by an engineer that prepared one or more of the Physical Condition Reports delivered at the closing of the Loan or by a licensed and experienced engineer, (ii) in form and substance substantially similar to the Physical Condition Reports delivered at the closing of the Loan, and (iii) certified to Lender and its successors and assigns. If the physical condition report recommends any immediate repairs to the Substitute Property and such repairs cannot be completed prior to the Substitution Effective Date, a substitution shall not be permitted with respect to such proposed Substitute Property at any time prior to a Securitization. If, subsequent to a Securitization, the physical condition report recommends any immediate repairs to the Substitute Property, such physical condition report shall include an estimate of the cost of such immediate repairs and Borrower shall deposit with Senior Lender into the Required Repairs Reserve Account established under the Senior Loan Agreement an amount equal to one hundred twenty-five percent (125%) of such estimated cost, which amount shall be held and/or disbursed in the same manner as Required Repairs Reserve Funds pursuant to Section 7.1 of the Senior Loan Agreement;
          (cc) Lender shall have received a zoning report certifying that the Substitute Property and its use comply in all material respects with all applicable building laws and zoning ordinances or constitute a legal non-conforming use or structure thereunder, which zoning report shall be (i) prepared by a nationally recognized zoning review consultant, (ii) in form and substance substantially similar to the zoning reports delivered at the closing of the Loan, and (iii) certified to Lender and its successors and assigns;
          (dd) If the Substitute Property is located in the State of California or a seismic area designated as Zone 3 or 4, Lender shall have received a PML study and a seismic report which would be acceptable to a reasonably prudent lender originating commercial mezzanine loans similar to the Loan and, if such study and report are so acceptable, Borrower shall have obtained such earthquake insurance with respect to the Substitute Property as would be acceptable to a reasonably prudent lender originating commercial mezzanine loans similar to the Loan;
          (ee) Lender shall have received the following opinions of Borrower’s counsel: (i) an opinion or opinions of counsel admitted in New York and Delaware opining as to such matters with respect to the Borrower, the Collateral and the documents and instruments delivered with respect to the substitution and with such qualifications and assumptions as the opinions with respect to the Borrower and the Collateral delivered by Hogan & Hartson LLP and Richards, Layton & Finger at the closing of the Loan, which opinions and the counsel issuing the same would be acceptable to a reasonably prudent lender originating commercial mezzanine loans similar to the Loan, (ii) an opinion of counsel acceptable to the Rating Agencies with respect to such health care regulatory matters as are required by the Rating Agencies, and (iii) an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust;
          (ff) Borrower shall have caused all Taxes and Other Charges relating to the Substitute Property to be current;

          (gg) Borrower shall have made such additional deposits to the reserve funds established under the Senior Loan Agreement (or to the Reserve Funds pursuant to Section 7.1) in respect of the Substitute Property in connection with the substitution as is required by Senior Lender pursuant to the Senior Loan Agreement;
          (hh) Lender shall have received with respect to the Substitute Property Owner and the Substitute Property, as applicable, (i) annual operating statements for the three (3) years (or such shorter period of time that the Facility located on such Substitute Property has been in operation but in no event less than one (1) year) immediately prior to the Substitution Effective Date, (ii) audited financial statements for the most current completed Fiscal Year in accordance with the requirements of Section 5.1.11 hereof, (iii) a current operating statement, (iv) a Borrower Annual Budget for the Substitute Property; and (v) an Officer’s Certificate certifying that each of the foregoing presents fairly the financial condition and the results of operations of the Substitute Property Owner and the Substitute Property;
          (ii) Lender shall have received such other information and further approvals, opinions, documents, instruments and information in connection with the substitution as the Rating Agencies reasonably require;
          (jj) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such partial release, a partial release of Lien (and related Loan Documents) for the Substituted Collateral for execution by Lender. Such partial release shall contain a release of the Pledged Collateral relating to the Individual Property, shall be in a form appropriate for such Pledged Collateral and shall contain standard provisions, if any, protecting the rights of Lender. In addition, Borrower shall provide all other documentation in connection with such partial release as would be required by a reasonably prudent lender originating commercial mezzanine loans similar to the Loan, together with an Officer’s Certificate certifying that to Borrower’s knowledge such documentation (i) is in compliance with all Legal Requirements and applicable Health Care Requirements, (ii) will effect such release in accordance with the terms of this Agreement, and (iii) will not impair or otherwise adversely affect the Liens, security interests and other rights of Lender under the Loan Documents not being released (or as to the parties to the Loan Documents and the Collateral subject to the Loan Documents not being released);
          (kk) Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys fees and disbursements) in connection with the substitution and Borrower shall have paid all recording charges, filing fees, transfer recordation or similar taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all costs and expenses and fees of the Rating Agencies incurred in connection with the substitution;
          (ll) If the Substitute Property Owner has leasehold title to the Substitute Property, Lender shall have received (i) a copy of the related ground lease, together with an Officer’s Certificate certifying that such ground lease is true, accurate and complete, and (ii) a ground lessor estoppel certificate certifying to such matters as would be acceptable to a reasonably prudent lender originating commercial mezzanine loans similar to the Loan. Such ground lease and the terms and provisions thereof shall meet Rating Agency requirements; and
          (mm) Owner has satisfied, or Senior Lender has waived, all of the conditions set forth in Section 2.8 of the Senior Loan Agreement
          Upon the date of satisfaction of the foregoing conditions precedent, (i) Lender shall effect the partial release of the Substituted Collateral from the Lien of the Loan Documents and the release of Borrower’s, Principal’s and Guarantor’s respective obligations under the Loan Documents with respect to each such Substituted Collateral (other than those expressly stated to survive), (ii) the Substitute Property shall be deemed to be an Individual Property for all purposes under this Agreement and the other Loan Documents, (iii) the Substitute Property Owner shall be deemed to be an Owner Entity for all purposes under this Agreement and the other Loan Documents, (iv) the Substituted Owner shall be released from its obligations under the Loan and the Loan Documents except for those obligations that expressly survive, (v) the Substitute Property Operating Lease shall be deemed to be an approved Operating Lease for all purposes under this Agreement and the other Loan Documents, (vi) the Release Amount of the Substitute Collateral shall be equal to the Release Amount of the Substituted Collateral (and, if there is more than one Substitute Collateral, the Release Amount of the Substituted Collateral shall be allocable to each such Substitute Collateral on a pro rata basis according to the appraised value thereof), (vii) the Adjusted Release Amount of the Substitute Collateral shall be equal to the Adjusted Release Amount of the Substituted Collateral (and, if there is more than one Substitute Collateral, the Adjusted Release Amount of the Substituted Collateral shall be allocable to each such Substitute Property on a pro rata basis according to the appraised value thereof) (such date, the “Substitution Effective Date”), and (viii) Borrower shall cause the Substituted Property Owner to dissolve and liquidate.
          Section 2.9. Intentionally Omitted.
          Section 2.10 Extension of the Initial Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date (each such option, an “Extension Option”) for three (3) successive terms (each such term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is defined herein as the “Extended Maturity Date”) upon satisfaction of each of the following terms and conditions:
          (a) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Term is commenced;
          (b) Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than nine (9) months, and no later than thirty (30) days, prior to (i) with respect to the first Extension Option, the Initial Maturity Date, (ii) with respect to the second Extension Option, the end of the first Extension Option, and (iii) with respect to the third Extension Option, the end of the second Extension Option;

          (c) if the Interest Rate Cap Agreement is scheduled to mature prior to the applicable Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than the Business Day prior to the first day of each Extension Option (provided that the form of such Replacement Interest Rate Cap shall have been delivered to Lender not later than ten (10) Business Days prior to the first day of such Extension Option), a Replacement Interest Rate Cap Agreement from an Acceptable Counterparty which Replacement Interest Rate Cap Agreement shall be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date;
          (d) in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to Subsection (b) of this Section 2.10 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form acceptable to Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate to the extent such representations and warranties are not matters which by their nature can no longer be true and correct as a result of the passage of time;
          (e) Borrower shall have paid to Lender all reasonable costs actually incurred by Lender in connection with the exercise of the Extension Option (including reasonable attorneys’ fees).
          III. SENIOR LOAN
          Section 3.1. Notices Under Senior Loan Documents. Borrower shall (or shall cause Owner to): (a) promptly notify Lender of the giving of any notice by Senior Lender to Owner or Borrower of any default by Owner in the performance or observance of any of the terms, covenants or conditions of the Senior Loan Documents on the part of Owner to be performed or observed and deliver to Lender a true copy of each such notice; and (b) deliver a true, correct and complete copy of all notices, demands, requests or material correspondence (including electronically transmitted items) given or received by Owner or Guarantor to or from the Senior Lender or its agent. In the event of a refinancing of the Senior Loan permitted by the terms of this Agreement, Borrower will cause all reserves on deposit with Senior Lender to be utilized by Owner to reduce the amount due and payable to the Senior Lender or alternatively shall be remitted to Lender as a mandatory prepayment of the Loan.
          Section 3.2. Senior Loan Defaults.
          (a) Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, if there shall occur any default under the Senior Loan Documents, Borrower hereby expressly agrees that Lender shall have the immediate right, without prior notice to Borrower, but shall be under no obligation to pay all or any part of the Senior Loan and any other sums that are then due and payable in an amount not exceeding the amount necessary to cure such default, and to perform any act or take any action on behalf of Borrower and/or Owner as may be appropriate to cure such default. All sums so paid and the actual out of pocket costs and expenses incurred by Lender in exercising rights under this Section 3.2 (including reasonable attorneys’ fees) (i) shall constitute additional advances of the Loan to Borrower, (ii) shall increase the then unpaid Principal, (iii) shall bear interest at the Default Rate for the period from the date that such costs or expenses were incurred to the date of payment to Lender, (iv) shall constitute a portion of the Debt, (v) shall be secured by the Pledge and (vi) may be reimbursed by Borrower without prepayment penalty or fee (but with accrued interest at the Default Rate through the date of payment to Lender), which reimbursement shall cure any Event of Default under the Loan Documents directly and solely relating thereto, provided such repayment occurs within thirty (30) days of Lender giving written notice to Borrower of such payment or incurrence of costs or expenses by Lender.
          (b) Borrower hereby indemnifies Lender from and against all liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including attorneys’ and other professional fees, whether or not suit is brought, and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the actions taken by Lender pursuant to Section 3.2(a). Lender shall have no obligation to Borrower, Owner or any other party to make any such payment or performance pursuant to Section 3.2(a). Borrower shall not impede, interfere with, hinder or delay, and shall not permit Owner to impede, interfere with, hinder or delay, any action taken by Lender pursuant to Section 3.2(a) to cure any Event of Default under the Senior Loan, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a default or asserted default under the Senior Loan.
          (c) Any Event of Default under the Senior Loan Documents shall constitute an Event of Default, without regard to any subsequent payment or performance of any such obligations by Lender unless and until Senior Lender waives or revokes such Event of Default in writing or such Event of Default is cured to Senior Lender’s satisfaction. Borrower hereby grants Lender and any person designated by Lender, subject to the rights of Operator Tenants, the right to enter upon the Property at any time following the occurrence and during the continuance of any default, or the assertion by Senior Lender that a default has occurred and is continuing under the Senior Loan Documents, for the purpose of taking any such appropriate action or to appear in, defend or bring any action or proceeding to protect Borrower’s, Owner’s and/or Lender’s interest. Lender may take such action as Lender deems reasonably necessary or desirable to carry out the intents and purposes of this subsection (including communicating with Senior Lender with respect to any Senior Loan defaults), without prior notice to, or consent from, Borrower. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender.
          (d) If Lender shall receive a copy of any notice of default under the Senior Loan Documents sent by Senior Lender to Owner, such notice shall constitute full protection to Lender for any appropriate action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Borrower hereby absolutely and unconditionally releases and waives all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section 9.2, except for Lender’s gross negligence or willful misconduct.
          Section 3.3. Senior Loan Estoppels. Borrower shall (or shall cause Owner to), from time to time, upon written request of Lender, made not more frequently than once in any calendar quarter (but without any obligation to incur any cost or expense) to obtain from Senior Lender such certificates of estoppel with respect to compliance by Owner with the terms of the Senior Loan Documents as may be reasonably requested by Lender. From time to time upon written request of Lender made not more frequently than once in any calendar quarter, Borrower will cause Owner to execute and deliver to Lender an estoppel certificate which states that (i) the Senior Loan Documents have not been modified (or if modified, giving particulars of all such modifications) and (ii) to Owner’s actual knowledge, that there are no defaults by Owner under the Senior Loan Documents (or if such is not the case, giving particulars of each such default).
          Section 3.4. No Amendments to Senior Loan Documents. Without obtaining the prior written consent of Lender, Borrower shall not cause or permit Owner to (i) enter into any amendment or modification of any of the Senior Loan Documents, other than an amendment or modification which does not adversely affect Lender and reasonably would not be expected to adversely affect Lender. Borrower shall cause Owner to provide Lender with a copy of any amendment or modification to the Senior Loan Documents (whether or not Lender’s consent is required with respect thereto) within five (5) days after the execution thereof.
          Section 3.5. Acquisition of the Senior Loan. Neither Borrower, Guarantor or Owner or any Affiliate of any of them shall acquire or agree to acquire (a) the Senior Loan, or any portion thereof or any interest therein, or (b) 10% or more of the direct or indirect ownership interests in or any controlling interest (direct or indirect) in the holder of the Senior Loan, via purchase, transfer, exchange or otherwise; and (i) any breach of clause (a) above shall constitute an Event of Default hereunder and (ii) any breach of clause (b) above shall constitute an Event of Default hereunder only if (1) Guarantor or an Affiliate of Guarantor (other than Borrower or Owner) acquires such interest and (2) once Borrower has knowledge that clause (b) was breached, neither Guarantor nor any Affiliate thereof exercises any rights or remedies under the Senior Loan Documents and such ownership interest is disposed within 30 days after Borrower has knowledge of such breach, in which case the breach shall be deemed cured.
          Section 3.6. Deed in Lieu of Foreclosure. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Owner to, enter into any deed-in-lieu or consensual foreclosure with or for the benefit of Senior Lender or any of its affiliates. Without the express prior written consent of Lender, Borrower shall not, and Borrower shall not cause, suffer or permit Owner to, enter into any consensual sale or other transaction in connection with the Senior Loan which could diminish, modify, terminate, impair or otherwise adversely affect the interests of Lender or Borrower, the Collateral or any portion thereof or any interest therein or of Owner in the Properties or portion thereof or any interest therein.
          Section 3.7. Refinancing or Prepayment of the Senior Loan. Neither Borrower, nor Guarantor nor Owner shall make any partial or full prepayments of amounts owing under the Senior Loan (except as expressly permitted in the Senior Loan Agreement) or refinance the Senior Loan (it being understood that an amendment or restatement of some or all of the Senior Loan Documents made in accordance with Section 3.4 hereof whether together with or separate from a Securitization or other sale or disposition by Senior Lender, shall not constitute a refinance) without the prior written consent of Lender, unless such refinancing results in the concurrent payment in full of the Debt.
          Section 3.8. Intercreditor Agreement. Borrower hereby acknowledges and agrees that any intercreditor agreement or other agreement entered into between Lender and Senior Lender (the “Intercreditor Agreement”) will be solely for the benefit of, and solely bind, Lender and Senior Lender, and that Borrower and Owner shall not be intended third-party beneficiaries of any of the provisions therein, shall have no rights or obligations thereunder and shall not be entitled to rely on any of the provisions contained therein, and shall not bind Borrower or Owner. Lender and Senior Lender shall have no obligation to disclose to Borrower the contents of the intercreditor agreement. Borrower’s obligations hereunder are and will be independent of such intercreditor agreement and shall remain unmodified by the terms and provisions thereof.
          IV. REPRESENTATIONS AND WARRANTIES
          Section 4.1. Borrower Representations. Borrower represents and warrants as of March 29, 2007 that, except as otherwise set forth on Schedule VI annexed hereto:
               4.1.1. Organization. Each of Borrower and Owner has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each of Borrower and Owner is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each of Borrower and Owner possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership of the Collateral. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule IV.
               4.1.2. Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
               4.1.3. No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Owner pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower or Owner is a party or by which any of Borrower’s or Owner’s property or assets is subject, nor will such action result in any material violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority or Health Care Authority having jurisdiction over Borrower, Owner or any of Borrower’s or Owner’s properties or assets, and any material consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority or Health Care Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
               4.1.4. Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or Health Care Authority or other agency now pending or threatened against or affecting Borrower, Owner, Principal, Guarantor, the Collateral or, to Borrower’s actual knowledge, any Individual Property or any Operator Tenant, which actions, suits or proceedings, if determined against Borrower, Owner, Principal, Guarantor, the Collateral or any Individual Property, could reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Borrower, Owner, Principal, any Operator Tenant, Guarantor, the Collateral or the condition or ownership of any Individual Property.
               4.1.5. Agreements. Neither Borrower nor Owner is a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower, Owner, the Collateral or any Individual Property, or Borrower’s or Owner’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Owner is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or, to Borrower’s actual knowledge, by which Borrower, Owner, any of the Collateral or any of the Properties are bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s knowledge, by which Borrower, Owner or the Collateral is otherwise bound, other than (a) obligations incurred in the ordinary course of the ownership of the Properties as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents and the Senior Loan Documents.
               4.1.6. Title. Owner has good, marketable and insurable fee simple title to the real property comprising part of the Properties and has good title to the balance of the Properties, free and clear of all Liens whatsoever except the Permitted Encumbrances and the Liens created by the Senior Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Properties (as currently used) or Borrower’s ability to repay the Loan. The Pledge together with any Uniform Commercial Code financing statements required to be filed in connection therewith, created a valid, perfected first priority lien on the Pledged Collateral, subject only to Permitted Encumbrances and the Liens created by the Loan Documents. To Borrower’s actual knowledge, there are no claims for payment for work, labor or materials affecting the Properties which are or could reasonably be expected to become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.
               4.1.7. Solvency. Borrower has (a) not entered into the Loan or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. The fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any constituent Person, and neither Borrower nor any constituent Person has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or properties, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
               4.1.8. Full and Accurate Disclosure. To Borrower’s knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading at the time such statement was made by Borrower. To Borrower’s knowledge, there is no material fact presently known to Borrower which has not been disclosed to Lender which materially and adversely affects, nor as far as Borrower can foresee, reasonably could materially and adversely affect, all or any part of the Collateral or the business, operations or condition (financial or otherwise) of Borrower.
               4.1.9. No Plan Assets. Borrower is not an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.
               4.1.10. Compliance. Borrower, Owner and, except as disclosed in the Zoning Reports and the Physical Conditions Reports, the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, and, to Borrower’s actual knowledge, Health Care Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. None of Borrower or Owner or, to Borrower’s actual knowledge, any Operator Tenant is in default or violation of any material order, writ, injunction, decree or demand of any Governmental Authority or, to Borrower’s actual knowledge, any Health Care Authority. There has not been committed by Borrower or Owner or, to Borrower’s actual knowledge, any Operator Tenant or any other Person in occupancy of or involved with the operation or use of one or more of the Properties any act or omission affording the federal government or any other Governmental Authority or Health Care Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
               4.1.11. Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, prepared by or on behalf of Borrower, Owner or Guarantor and delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Borrower as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Collateral or any Individual Property or the operation thereof as a skilled nursing facility or assisted living facility, as applicable, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no Material Adverse Effect.
               4.1.12. Condemnation. To Borrower’s actual knowledge, and except as has been disclosed in the Title Insurance Policies and Zoning Reports, no Condemnation or other proceeding has been commenced or is threatened or contemplated with respect to all or any material portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.
               4.1.13. Federal Reserve Regulations. No part of the proceeds of the Loan have been or will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by applicable Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
               4.1.14. Utilities and Public Access. Except as disclosed by the Surveys, each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities reasonably adequate to service such Individual Property for its respective intended uses. Except as disclosed by the Surveys, all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the Title Insurance Policies. Except as disclosed by the Surveys, all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities or are in recorded easements.

               4.1.15. Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
               4.1.16. Separate Lots. Except as disclosed by the Surveys, each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.
               4.1.17. Assessments. Except as disclosed by the Title Insurance Policies, there are no pending or proposed special or other assessments for public improvements or otherwise materially adversely affecting any Individual Property, nor, to Borrower’s actual knowledge, are there any contemplated improvements to any Individual Property that could reasonably be expected to result in such special or other assessments.
               4.1.18. Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Principal or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations in the several states in which the Individual Properties are located), and Borrower, Principal and Guarantor have not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
               4.1.19. No Prior Assignment. There are no prior assignments by Borrower of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
               4.1.20. Insurance. Borrower has obtained and has delivered to Lender certificates of all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To Borrower’s actual knowledge, no claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which could reasonably be expected to impair the coverage of any such Policies.
               4.1.21. Use of Property. Each Individual Property is used exclusively as a skilled nursing facility, an assisted living facility and other appurtenant and related uses.
               4.1.22. Certificate of Occupancy; Licenses. Except as disclosed by the Zoning Reports or the Physical Conditions Reports, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property as a skilled nursing facility or assisted living facility (collectively, the “Licenses”), have been obtained and are in full force and effect. Except as disclosed by the Zoning Reports, the use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property.
               4.1.23. Flood Zone. Except as disclosed by the Surveys, none of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.
               4.1.24. Physical Condition. Except as disclosed by the Physical Conditions Reports, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; except as disclosed by the Physical Conditions Reports, there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would materially adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
               4.1.25. Boundaries. Except as disclosed by the Surveys, all of the material improvements which were included in determining the appraised value of each Individual Property, excluding parking spaces, lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the improvements, so as to affect the value or marketability of the applicable Individual Property except those which are insured against by the Title Insurance Policy.
               4.1.26. Leases. The Properties are not subject to any Leases other than the Operating Leases described in Schedule II attached hereto and made a part hereof and residency agreements with residents of the Facilities. Owner is the owner and lessor of landlord’s interest in the Operating Leases. No Person has any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Operating Leases and residency agreements with residents of the Facilities. The current Operating Leases are in full force and effect and, to Borrower’s knowledge, there are no defaults thereunder by either party and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. Except as disclosed in Schedule II attached hereto, no Rent has been paid more than one (1) month in advance of its due date. All work to be performed by Owner under each Operating Lease has been performed as required and has been accepted by the applicable Operator Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Operator Tenant has already been received by such Operator Tenant. To Borrower’s knowledge, and except as disclosed in Schedule II attached hereto, all work to be performed by the applicable Operator Tenant under each Operating Lease has been performed. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No Operator Tenant listed on Schedule II has assigned its Operating Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises. Other than as set forth on Schedule II, no Operator Tenant under any Operating Lease has a right or option pursuant to such Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. No tenant under any Lease has any right or option for additional space in the Improvements.
               4.1.27. Survey. The Survey for each Individual Property delivered to Lender in connection with this Agreement has been prepared in accordance with the provisions of Section 3.1.3(c) hereof, and, to Borrower’s knowledge, does not fail to reflect any material matter affecting such Individual Property or the title thereto.
               4.1.28. Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the state of Delaware.
               4.1.29. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements and applicable Health Care Requirements currently in effect in connection with the transfer of the Properties to Owner have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements and applicable Health Care Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements and applicable Health Care Requirements, each of the Mortgages is enforceable in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
               4.1.30. Special Purpose Entity/Separateness. (a)  Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that (i) Borrower is, shall be and shall continue to be a Special Purpose Entity, and (ii) Principal is, shall be and shall continue to be a Special Purpose Entity.
          (b) The representations, warranties and covenants set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
          (c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct in all respects. Borrower has complied and will comply with, and Principal has complied and Borrower will cause Principal to comply with, all of the assumptions made with respect to Borrower and Principal in the Insolvency Opinion. Borrower will have complied and will comply with all of the assumptions made with respect to Borrower and Principal in any Additional Insolvency Opinion. Each entity other than Borrower and Principal with respect to which an assumption shall be made in any Additional Insolvency Opinion will have complied and will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
               4.1.31. Management. Owner is not a party to any property management agreements with respect to any of the Individual Properties.
               4.1.32. Illegal Activity. No portion of any Individual Property has been or will be purchased by Owner with proceeds of any illegal activity.
               4.1.33. No Change in Facts or Circumstances; Disclosure. All information submitted by Borrower or Owner to Lender and in all financial statements, rent rolls, Occupancy Reports, other reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect in light of the circumstances known by Borrower to be existing at the time such information was submitted. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading at the time made or provided.
               4.1.34. Investment Company Act. Borrower is not (a) required to be registered as an “investment company” or a company “controlled” by a Person required to be registered as an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
               4.1.35. Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal or Guarantor, as applicable, with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

               4.1.36. Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of Delaware) in the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Cash Management Account;
          (b) The Cash Management Account constitute a “deposit account” or “securities account” within the meaning of the Uniform Commercial Code of the State of Delaware);
          (c) The Cash Management Account is not in the name of any Person other than Borrower or its designee approved by Lender, as pledgor, or Lender, as pledgee.
          Section 4.2. Health Care Representations. Notwithstanding anything contained in this Section 4.2 to the contrary, (i) with respect to each Individual Property that is subject to an Effective Operating Lease, any breach of the representations, warranties, covenants or agreements set forth in this Section 4.2 which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or an Event of Default hereunder as long as Borrower is using reasonable and diligent efforts to cause Owner to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach and (ii) with respect to each Individual Property that is a LC Covered Property, any breach of the representations, warranties, covenants or agreements set forth in this Section 4.2 which does not subject Lender to any criminal liability shall not be a Default hereunder as long as such Individual Property remains an LC Covered Property.
          Borrower, for itself and its successors and assigns, does hereby represent and warrant to Lender, its successors and assigns, as of March 29, 2007, and except as set forth on Schedule VI attached hereto, that:
          (a) To Borrower’s actual knowledge, all Medicare and Medicaid provider agreements, certificates of need, if applicable, certifications, governmental licenses, permits, regulatory agreements or other agreements and approvals, including certificates of operation, completion and occupancy, and state nursing facility licenses or other licenses required by Health Care Authorities for the legal use, occupancy and operation of each Facility (collectively, the “Health Care Licenses”) have been obtained and are in full force and effect, including approved provider status in any approved provider payor program. To Borrower’s actual knowledge, Owner or Operator Tenants own and possess and hold free from restrictions or conflicts with the rights of others, all such Health Care Licenses and will operate or cause each Facility to be operated in such a manner that the Health Care Licenses shall remain in full force and effect;
          (b) Each Facility is duly licensed as a skilled nursing facility or assisted living facility as required under the applicable laws of the state in which such Facility is located. The licensed bed capacity of each Facility is as set forth on Schedule V attached hereto.

Neither Owner nor, to the actual knowledge of Borrower, any Operator Tenant, nor the manager of the operations or Facility has applied to reduce the number of licensed or certified beds of any Facility or to move or transfer the right to any and all of the licensed or certified beds of any Facility to any other location or to amend or otherwise change any Facility and/or the number of beds approved by the state health department or equivalent (or any subdivision) or other applicable state licensing agency, and there are no proceedings or actions pending or contemplated to reduce the number of licensed or certified beds of any Facility;
          (c) To the actual knowledge of Borrower, each License with respect to a Facility (i) has not been (A) transferred to any location other than the applicable Facility or (B) pledged as collateral security, (ii) is held free from restrictions or known conflicts that would materially impair the use or operation of the applicable Facility as intended, and (iii) is not provisional, probationary, or restricted in any way, except in instances where a Governmental Authority or Health Care Authority has issued a provisional, probationary or restricted license, permit or certification in the ordinary course pending issuance of a final license, permit or certification;
          (d) To the actual knowledge of Borrower, no Tenant, Operator Tenant and/or the manager of the operations, or Facility has taken any action to rescind, withdraw, revoke, amend, modify, supplement or otherwise alter the nature, tenor or scope of any License or applicable provider payment program participation;
          (e) To the actual knowledge of Borrower, Owner, each Operator Tenant, and/or the manager of the operations (and the operation of each Facility) are in material compliance with the applicable provisions of the laws, ordinances, statutes, regulations, orders, standards, policies, restrictions or rules of any Health Care Authority having jurisdiction over the ownership, use, occupancy or operation of any Facility, including (i) staffing requirements, (ii) health and fire safety codes including quality and safety standards, (iii) accepted professional standards and principles that apply to professionals providing services at each Facility, (iv) federal, state or local laws, rules, regulations or published interpretations or policies relating to the prevention of fraud and abuse, (v) insurance, reimbursement and cost reporting requirements, government payment program requirements and disclosure of ownership and related information requirements, (vi) requirements of applicable Health Care Authorities, including those relating to each Facility’s physical structure and environment, licensing, quality and adequacy of medical care, distributions of pharmaceuticals, rate setting, equipment, personnel, operating policies, additions of Facilities and services and fee splitting, and (vii) any other applicable laws, regulations or agreements for reimbursement for the type of care or services provided by Operator Tenants and/or the manager of the operations with respect to each Facility. As used in Sections 4.2(e) and 4.2(f), “material compliance” means a level of compliance that would keep the Borrower, Operator Tenants, and/or the manager of the operations (and the operation of the Facility) free from any proceedings or sanctions by any Governmental Authority or Health Care Authority having jurisdiction over the operation of any Facility and would not adversely affect Owner’s, each Operator’s Tenant’s and/or the manager’s operations, including, but not limited to, its right to receive reimbursement or insurance payments;

          (f) To Borrower’s actual knowledge, Owner, each Operator Tenant, and/or the manager of the operations are each in material compliance with the requirements for participation in the Medicare and Medicaid programs with respect to each Facility that currently participates in such programs and has a current provider agreement under Title XVIII and/or XIX of the Social Security Act which is in full force and effect. To Borrower’s actual knowledge, none of Owner, any Operator Tenant nor the manager of the operations has had any deficiencies on its most recent survey (standard or complaint) that would result in a denial of payment for new admissions with no opportunity to correct prior to termination, and no statement of charges or deficiencies has been made and no penalty enforcement action has been taken under the last survey cycle. To Borrower’s actual knowledge, none of Owner, any Operator Tenant nor the manager of the operations had any deficiencies at “level G” or above on its most recent survey (standard or complaint), nor has Operator or the manager of the operations been cited with any substandard quality of care deficiencies (as that term is defined in Part 488 of 42 C.F.R.) for the past two consecutive surveys. To Borrower’s actual knowledge, no Facility has been the subject of a “double G” determination for the last three (3) years. To Borrower’s actual knowledge, no Facility has been designated as a Special Focus Facility (as such term is defined by the Centers of Medicare and Medicaid Service Special Focus Facility Program);
          (g) None of Owner, or, to Borrower’s actual knowledge, any Operator Tenant nor the manager of the operations is a target of, participant in, or subject to any action, proceeding, suit, audit, investigation or sanction by any Health Care Authority or any other administrative or investigative body or entity or any other third party or any patient or resident (including, without limitation, whistleblower suits, or suits brought pursuant to federal or state False Claims Acts, and Medicaid/Medicare/State fraud/abuse laws) which could reasonably be expected to result, directly or indirectly or with the passage of time, in the imposition of a fine, penalty, alternative, interim or final sanction, a lower rate certification, recoupment, recovery, suspension or discontinuance of all or part of reimbursement from any Health Care Authority, third-party payor, insurance carrier or private payor, a lower reimbursement rate for services rendered to eligible patients, or any other civil or criminal remedy, or which could reasonably be expected to have a material adverse effect on Owner, Borrower, any Operator Tenant, and/or the manager of the operations, or the operation of any Facility, including any Facility’s ability to accept or retain residents, or which could result in the appointment of a receiver or manager, or in the modification, limitation, annulment, revocation, transfer, surrender, suspension or other impairment of a License, or affect Owner’s, Borrower’s, any Operator Tenants and/or manager’s participation in the Medicare, Medicaid, or third-party payor program, as applicable, or any successor program thereto, at current rate certification, nor has any such action, proceeding, suit, investigation or audit been threatened;
          (h) To Borrower’s actual knowledge, there are no agreements with residents of any Facility, or with any other persons or organizations, that deviate in any material adverse respect from, or that conflict with, any statutory or regulatory requirements; and all resident records at each Facility, including patient and/or resident accounts records, are true, complete, and correct in all material respects;
          (i) Neither the execution and delivery of the Note, this Agreement, the Pledge or the other Loan Documents, Borrower’s performance thereunder, (i) adversely affects

Owner’s, any Operator Tenant’s or manager’s right to receive Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or to receive private payor payments or reimbursements, (ii) materially reduces the Medicaid, Medicare, insurance company, managed care company, or other third-party insurance payments or reimbursements or materially reduce private payor payments or reimbursements which Owner, any Operator Tenant, or manager is receiving as of the date hereof, or (iii) adversely affects the Health Care Licenses. As used in this Section 4.2(i), “materially reduce” means any change, effect, event, circumstance, occurrence or state of facts that is adverse to the financial condition or results of operations of any Facility.
          (j) Other than the Medicare and Medicaid programs, neither Owner nor, to Borrower’s actual knowledge, any Operator Tenant nor the manager of the operations is a participant in any federal, state or local program whereby any federal, state or local government or quasi-governmental body, or any intermediary, agency, board or other authority or entity has the right to recover funds with respect to any Individual Property by reason of the advance of federal, state or local funds, including, without limitation, those authorized under the Hill-Burton Act (42 U.S.C. 291, et seq.). Neither Borrower nor Owner has received any notice, or is aware of any violation of applicable antitrust laws by any Operator Tenant with respect to the Properties;
          (k) Except as set forth in Schedule VI attached hereto, Owner and, to Borrower’s actual knowledge, Operator Tenant’s and manager’s private payor, Medicaid, Medicare, and/or managed care company, insurance company or other third-party insurance accounts receivable with respect to each Individual Property are free of any liens and neither Owner, nor, to Borrower’s actual knowledge, any Operator Tenant, or manager has pledged any of its receivables as collateral security for any loan or indebtedness;
          (l) To Borrower’s actual knowledge, none of Owner, any Operator Tenant nor the manager of the operations is a party to any collective bargaining agreement or other labor contract applicable to persons employed by it at any Facility and there are no threatened or pending labor disputes at any Facility;
          (m) Owner, and, to Borrower’s actual knowledge, each Operator Tenant and/or the manager of the operations each have instituted, and each Facility is operated in material compliance with, a compliance plan which follows applicable guidelines established by Health Care Authorities;
          (n) Owner, and, to Borrower’s actual knowledge, each Operator Tenant and/or the manager of the operations are in compliance with the Healthcare Insurance Portability and Accountability Act of 1996, and the regulations promulgated thereunder;
          (o) To Borrower’s actual knowledge, there is no threatened or pending revocation, suspension, termination, probation, restriction, limitation, or non-renewal affecting Owner, any Operator Tenant, and/or the manager of the operations, or any Facility or provider agreement with any third-party payor, Medicare or Medicaid;

          (p) To Borrower’s actual knowledge, all Medicare, Medicaid, and private insurance cost reports and financial reports submitted by or on behalf of each Facility are materially accurate and complete and have not been misleading in any material respects, (i) there are no current, pending or outstanding Medicare, Medicaid or Third-Party Payor Programs reimbursement audits or appeals pending at any of the Facilities, (ii) there are no cost report years that are subject to audits, no cost reports remain “open” or unsettled, and (iii) there are no current or pending Medicare, Medicaid or third-party payor programs recoupment efforts at any Facility;
          (q) To Borrower’s actual knowledge, each Facility and the use thereof complies in all material respects with all applicable local, state, and federal building codes, fire codes, health care, nursing facility, and other similar regulatory requirements and no waivers of such physical plant standards exist at any of the Facilities;
          (r) To Borrower’s actual knowledge, any existing agreement relating to the management or operation of each Facility is in full force and effect and is not in default by any party. In the event any management or operating agreement is terminated or in the event of foreclosure or other acquisition, the subsequent operator or manager need not obtain a certificate of need prior to applying for and receiving a license to operate a Facility or prior to receiving Medicare or Medicaid payments, as applicable;
          (s) None of Owner, or to Borrower’s actual knowledge, any Operator Tenant or the manager of the operations, nor any Facility has or will, other than in the normal course of business, change the terms of any of the Medicare, Medicaid or third-party payor programs or its normal billing payment or reimbursement policies and related procedures, including the amount and timing of finance charges, fees and write-offs; and
          (t) To Borrower’s actual knowledge, Borrower has delivered to Lender a true, correct and complete Occupancy Report for each Individual Property.
          (u) Litigation. To Borrower’s actual knowledge, there are no actions suits or proceedings at law or in equity by any person or entity, including any Governmental Authority or any Health Care Authority or other agency now pending or threatened against or affecting Borrower, Owner any Operator Tenant and/or the manager of the operations, or Facility, which actions, suits or proceedings, individually or collectively, if determined against Borrower, Owner, any Operator Tenant and/or the manager of the operations, or Facility, might materially adversely affect the condition (financial or otherwise or business of Borrower, Owner, Master Tenant, any Operator Tenant and/or the manager of the operations, or the condition or ownership of any Facility.
          Section 4.3. Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Sections 4.1 and 4.2 and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower; provided that they are and shall be deemed made solely as of the March 29, 2007. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
          V. BORROWER COVENANTS
          Section 5.1. Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Pledge encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
               5.1.1. Existence; Compliance with Legal Requirements. (a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its and Owner’s existence, material rights, licenses, permits and franchises and comply with all Legal Requirements and all Health Care Requirements of all Governmental Authorities and Health Care Authorities applicable to Borrower or Owner including, without limitation, Prescribed Laws. Borrower shall use reasonable and diligent efforts to enforce the terms and provisions of the Operating Leases requiring Operator Tenants to do all things necessary to preserve, renew and keep in full force and effect all licenses and permits required to operate a skilled nursing facility or an assisted living facility on the Properties and to comply with all Legal Requirements and all Health Care Requirements of all Governmental Authorities and Health Care Authorities applicable to Operator Tenants and the Properties, including, without limitation, Prescribed Laws. Borrower shall keep and maintain, or shall cause Owner or Operator Tenants to keep and maintain, in full force and effect all Licenses and Health Care Licenses necessary for the operation of the Facility on each Individual Property. Borrower shall cause the Facility located on the applicable Individual Property to remain in operation without interruption in accordance with all Legal Requirements and Health Care Requirements. There shall never be committed by Borrower or Owner and Borrower shall not permit Owner or any Operator Tenant any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all material franchises and trade names and preserve all the remainder of its material property used or useful in the conduct of its or Owner’s business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages. Borrower shall keep the Properties insured at all times, as is more fully provided in this Agreement. Borrower shall use reasonable efforts to cause any Individual Property that is the subject of the O&M Agreement to be operated in accordance with the terms and provisions thereof in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement or Health Care Requirement, the applicability of any Legal Requirement or Health Care Requirement to Borrower, any Operator Tenant or any Individual Property or any alleged violation of any Legal Requirement or Health Care Requirement, provided that (i) intentionally omitted; (ii)  such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement or Health Care Requirement determined to be valid or applicable or cure any violation of any Legal Requirement or Health Care Requirement; (v) if such Legal Requirement has not been complied with, such proceeding shall suspend the enforcement of the contested Legal Requirement or Health Care Requirement against Borrower and any Individual Property; and (vi) Borrower shall furnish such security as is required in the proceeding, or as is reasonably requested by Lender, to insure compliance with such Legal Requirement or Health Care Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement or Health Care Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost. Notwithstanding the foregoing, no such security will be required if Owner has provided security for such Alteration to Senior Lender pursuant to the Senior Loan Documents.
          (b) Notwithstanding anything contained in this Section 5.1.1 to the contrary, (i) with respect to each Individual Property that is subject to an Effective Operating Lease or (ii) an LC Covered Property, any breach of the covenants or agreements set forth in this Section 5.1.1 which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or Event of Default as long as Borrower is using reasonable and diligent efforts to enforce Owner’s rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach and (ii) with respect to each Individual Property that is a LC Covered Property, any breach of the covenants or agreements set forth in this Section 5.1.1 which does not subject Lender to any criminal liability shall not be a Default hereunder as long as such Individual Property remains an LC Covered Property.
     5.1.2. Taxes and Other Charges. Borrower shall pay or shall cause Owner or Operator Tenants to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to delinquency. Borrower shall furnish to Lender receipts or other reasonable evidence for the payment of Taxes and Other Charges within five (5) days of Lender’s written request after the same shall become delinquent. Borrower shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) intentionally omitted; (b) such proceedings shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost by reason thereof; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which are payable in connection therewith; (e) if such Taxes have not been paid, such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as is required in the proceeding, or as is reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, if found to be valid, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien. Notwithstanding the foregoing, no such security will be required if Owner has provided security for such Alteration to Senior Lender pursuant to the Senior Loan Documents.
               5.1.3. Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings of which Borrower has knowledge which is pending or threatened against Borrower, Owner, Principal, any Operator Tenant or Guarantor which could reasonably be expected to materially adversely affect Borrower’s, Owner’s, Principal’s or Guarantor’s condition (financial or otherwise) or business or any Individual Property.
               5.1.4. Access to Properties. Subject to the rights of Operator Tenants under the Operating Leases Borrower shall and shall cause Owner to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.
               5.1.5. Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s, Owner’s, Principal’s any Operator Tenant’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
               5.1.6. Cooperate in Legal Proceedings. Borrower shall and shall cause Owner to cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority or Health Care Authority which could reasonably be expected to materially adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
               5.1.7. Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.
               5.1.8. Award and Insurance Benefits. Borrower shall and shall cause Owner to cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under this Agreement which are lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of and reasonably requested by Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

               5.1.9. Further Assurances. Borrower shall and shall cause Owner to, at Borrower’s sole cost and expense:
          (a) furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith;
          (b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents promptly following written request of Lender; and
          (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents promptly following written request of Lender.
               5.1.10. Mortgage Tax. Intentionally Omitted.
               5.1.11. Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Owner and all items of income and expense payable or paid to or by Owner in connection with Owner’s ownership of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
          (b) Commencing with the fiscal year ending on December 31, 2007, Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and Owner’s consolidated annual financial statements audited by Ernst & Young, another “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with GAAP (or such other accounting basis acceptable to Lender) including a worksheet covering the combined Owner for such Fiscal Year and containing statements of profit and loss and a balance sheet for Borrower and Owner. Such statements shall set forth the financial condition and the results of operations of Borrower and Owner for such Fiscal Year. Borrower’s and Owner annual financial statements shall each be accompanied by (i) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, (ii) a list of tenants, under Operating Leases, (iii) a breakdown showing the year in which each Lease then in effect expires, and (iv) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower or Owner, as applicable, and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes an Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower or Owner, as applicable, and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
          (c) Borrower will furnish, or cause to be furnished, to Lender on or before sixty (60) days after the end of each the first three calendar quarters, and one hundred (100) days after the end of each calendar year, the following items, accompanied by an Officer’s Certificate stating that such items (other than the items described in clause (ii) below and the Debt Service Coverage Ratio) are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower on a combined basis as well as each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject calendar quarter (with respect to those Operating Leases of which Borrower is the landlord); (ii) to the extent such information is available to Borrower, quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar month, noting Net Operating Income, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Rollover Reserve Fund), and, upon Lender’s request, other information reasonably necessary to fairly represent the financial condition and results of Borrower during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form reasonably satisfactory to Lender; and (iii) a calculation reflecting the annual Lease Debt Service Coverage Ratio and, to the extent such information is available to Borrower, Debt Service Coverage Ratio for the immediately preceding twelve (12) month period as of the last day of such calendar quarter. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables of Borrower outstanding for more than sixty (60) days, other than those which are being contested in good faith.
          (d) With respect to each Individual Property subject to an Operating Lease, Borrower will use reasonable and diligent efforts (subject to the terms and provisions of the applicable Operating Lease) to obtain from the applicable Operator Tenant and deliver to Lender income and expense statements, a statement showing Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses (audited if available) and all other financial information or documents relating to such Individual Property reasonably requested by Lender. Borrower shall not be obligated to prepare or provide any financial statements or information pursuant to this Section 5.1.11 with respect to the operation by Operating Tenants of any of the Individual Properties except those obtained by Borrower pursuant to the foregoing sentence.
          (e) Intentionally omitted.

          (f) Intentionally omitted.
          (g) Intentionally omitted.
          (h) Intentionally omitted.
          (i) Intentionally omitted.
          (j) Borrower shall furnish Lender, within ten (10) days of the receipt by Borrower or Owner, any and all notices (regardless of form) from any Health Care Authority and/or any insurance company, managed care company, or other third-party payor that any Operator Tenant’s license, Medicare or Medicaid certification, or accreditation or ranking by any Health Care Authority, insurance company, managed care company, or other third-party payor is being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend such license or certification or to fine, penalize or impose remedies upon the Operator Tenant, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to the Operator Tenants or related to the operation of any Individual Property.
          (k) Borrower shall use reasonable and diligent efforts to cause each Operator Tenant to file all required Medicare or Medicaid cost reports on or prior to the date such reports are due and, upon written request from Lender, shall furnish Lender, within thirty (30) days of the date of filing, or, in the event such filing is made by an Operator Tenant, within thirty (30) days of receipt by Borrower or Owner, a complete and accurate copy of such annual Medicare or Medicaid cost report in Borrower’s or Owner’s possession or control, and promptly furnish Lender any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports.
          (l) If received by Borrower or Owner from an Operator Tenant, Borrower shall furnish Lender, within thirty (30) days of the receipt by Borrower or Owner, the annual Medicaid and Medicare provider agreement(s) and the annual Medicaid and Medicare reimbursement rate sheets. Borrower shall cause Owner to use reasonable efforts to obtain the items referenced in this clause.
          (m) Borrower shall furnish Lender, within ten (10) Business Days of receipt by Borrower or Owner, a copy of any Medicare, Medicaid or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey, report, warning letter, or notice for Owner or such Operator Tenant and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in Medicare or Medicaid or a care program offered by an insurance company, managed care company, or other third-party payor by the date required for cure by such agency or entity (plus extensions granted by such agency or entity). Notwithstanding anything contained in this clause (m) to the contrary, with respect to each Individual Property that is subject to an Effective Operating Lease, any breach of the covenant to correct or cause to be corrected any deficiency as set forth in this clause (m) which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or Event of Default hereunder as long as Owner is using reasonable and diligent efforts to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach.
          (n) Borrower shall furnish Lender, within ten (10) days of receipt by Borrower or Owner, any other notices or charges issued relating to the non-compliance by Owner or any Operator Tenant with any Health Care Authority, insurance company, managed care company, or other third-party payor laws, regulations, requirements, licenses, permits, certificates, authorizations or approvals.
          (o) Borrower shall furnish Lender, within ten (10) days of receipt by Borrower or Owner, any new, revised or amended Medicare or Medicaid reimbursement rate sheets for Owner or any Operator Tenant which may be issued subsequent to the annual reimbursement rate sheets.
          (p) Any reports, statements or other information required to be delivered under this Agreement shall, at Borrower’s option, be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s or Owner’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Properties, Owner and Borrower that is provided to Lender pursuant to this Section in connection with the Securitization to such parties requesting such information in connection with such Securitization.
               5.1.12. Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership and leasing of the Properties by Owner. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of the Properties.
               5.1.13. Title to the Properties. Borrower will warrant and defend (a) the title of Owner to each Individual Property and every part thereof, subject only to the Permitted Encumbrances (b) the title of Borrower to the Collateral, subject only to the Permitted Encumbrances and (c) the validity and priority of the Liens of the Mortgages and the Assignments of Leases, subject only to the Permitted Encumbrances, in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Collateral or any part thereof, other than as permitted hereunder, is claimed by another Person.
               5.1.14. Costs of Enforcement. In the event (a) that any Security Document is foreclosed in whole or in part or any Security Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any pledge agreement prior to or subsequent to the Pledge in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Principal or Guarantor or an assignment by Borrower, Principal or Guarantor for the benefit of their creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
               5.1.15. Estoppel Statement. (a) After written request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly certified, setting forth (i) the original principal amount of the Loan, (ii) to Borrower’s knowledge, the then unpaid principal amount of the Loan, (iii) the Applicable Interest Rate of the Loan, (iv) to Borrower’s knowledge, the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any then known, and (vi) that the Loan Documents are valid, legal and binding obligations of the parties thereto and have not been modified or if modified, giving particulars of such modification.
          (b) Following a written request from Lender, Borrower shall cause Owner to use reasonable efforts to obtain from Tenant and shall deliver to Lender estoppel certificates from each Operator Tenant with respect to the Operating Leases in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates from any Operator Tenant more frequently than two (2) times in any calendar year.
               5.1.16. Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.
               5.1.17. Performance by Borrower. Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
               5.1.18. Intentionally Omitted.
               5.1.19. No Joint Assessment. Each of Borrower and Owner shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.
               5.1.20. Leasing Matters. (a) Borrower shall not permit Owner to execute any Lease or license agreement for all or any portion of any Individual Property (a “New Lease”), except for any Non-Material Lease, without Lender’s prior written consent, which consent of Lender will not, be unreasonably withheld if the Lease complies with the requirements of the first sentence of clause (b) below (and, with respect to a Major Lease, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender prior written confirmation from the applicable Rating Agencies that such New Lease will not cause a downgrade, withdrawal or qualification of the then-current ratings of the Securities or any class thereof); provided, however, that, so long as there is no material adverse economic effect on the subject Lease, it shall be unreasonable for Lender to premise its refusal to consent to any New Lease proposed by Borrower or any provision or characteristic of such new Lease which is reasonably necessary, within the reasonable discretion of Borrower, to preserve the status of CapitalSource Inc. (or any of its Affiliates) as a REIT. Borrower shall at all times cause Owner to promptly and faithfully perform (or cause to be performed) in all material respects, all of the covenants, conditions and agreements contained in each Lease, now or hereafter existing, except for any Non-Material Lease, on the part of the landlord and tenant thereunder to be kept and performed. Borrower shall cause Owner to use commercially reasonable efforts to ensure that no act or omission of Owner will result in a material default by Owner under any Lease or allow the tenant thereunder to withhold any payment or rent. Borrower shall cause Owner not to further assign, sublet or otherwise Transfer or permit the assignment, sublet or other Transfer of, any Lease or any Rents or other payments (except to the extent required under such Lease or permitted without Owner’s consent). Borrower, at no cost or expense to Lender, shall use commercially reasonable efforts to cause Owner to enforce, or cause to be enforced the performance and observance of each and every material condition and covenant of Owner and Operator Tenants under each Lease, except for any Non-Material Lease, and except with the prior written consent of Lender, such consent not to be unreasonably withheld. Borrower shall cause Owner to not, without the prior written consent of Lender, such consent not to be unreasonably withheld and, with respect to a Major Lease, if a Securitization shall have occurred, Borrower shall have obtained and delivered to Lender prior written confirmation that such modification, amendment, supplement or restatement will not cause a downgrade withdrawal or qualification of the then-current ratings of the Securities or any class thereof), modify, amend, supplement or restate (or permit the modification, amendment, supplement or restatement of) any material term of any New Lease or any Operating Lease, terminate or accept the surrender (or permit the termination or surrender) of any New Lease or any Operating Lease, or waive or release (or permit the waiver or release of) any tenant from the performance or observance of any material obligation or condition under any New Lease, and at all times during the term of the Loan, Borrower shall cause Owner to not, without the prior written consent of Lender permit the prepayment of any rents under the Operating Leases or any New Lease for more than one (1) month prior to the due date thereof. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would, taken as a whole, materially adversely affect the value of any Individual Property or the Loan.
          (b) All New Leases shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower shall cause Owner to (i)  observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved except that no termination by Owner or acceptance of surrender by a tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property; (iii)  not collect any of the rents more than one (1) month in advance (other than security deposits); (iv)  not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v)  not alter, modify or change the economic terms or the material non-economic terms of the Leases; without the consent of Lender, such consent not be unreasonably withheld. and (vi)  execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require.
               5.1.21. Alterations. Borrower shall obtain Lender’s prior consent to any alterations to any Improvements, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Owner’s financial condition, the value of the applicable Individual Property or the Net Operating Income, provided that such alterations (a) do not materially and adversely affect any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements and the aggregate cost thereof does not exceed Five Hundred Thousand and 00/100 Dollars ($500,000) or (b) are performed in connection with the Restoration of an Individual Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement. If the total unpaid amounts due and payable with respect to alterations to the Improvements at any Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed Two Hundred Thousand and 00/100 Dollars ($200,000) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization, or (D) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned to any Securities or any class thereof in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations. Upon substantial completion of such alterations, Lender shall promptly return such security to Borrower. This Section 5.1.21 shall not apply to any alterations for which any amounts have been reserved under Article 7 hereof. Notwithstanding the foregoing, no such security will be required if Owner has provided security for such Alteration to Senior Lender pursuant to the Senior Loan Documents.

               5.1.22. Intentionally Omitted.
               5.1.23. Certain Further Covenants. Notwithstanding anything contained in this Section 5.1.23 to the contrary, (i) with respect to each Individual Property that is subject to an Effective Operating Lease, any breach of the covenants or agreements set forth in this Section 5.1.23 which does not have and which would not reasonably be expected to have a Material Adverse Effect, such breach shall not be a Default or an Event of Default hereunder as long as Owner is using reasonable and diligent efforts to enforce its rights under the applicable Effective Operating Lease to cause the Operator Tenant thereunder to cure such breach and with respect to each Individual Property that is a LC Covered Property, any breach of the covenants or agreements set forth in this Section 5.1.23 which does not subject Lender to any criminal liability shall not be a Default hereunder as long as such Individual Property remains an LC Covered Property.
          Borrower covenants and agrees with Lender as follows:
          (a) The operations conducted or to be conducted at the Facility shall at all times, at a minimum, be conducted in a manner consistent with or better than (x) Legal Requirements, (y) the level of operation of the Facility as of the Closing Date, and (z) with the level of operation of other such facilities in the industry, and, in connection therewith:
          (i) A standard of care will be maintained for the residents of each Facility at all times at a level necessary to insure a level of quality care for the residents of such Facility in compliance with applicable Legal Requirements and comparable to or better than that existing on the Closing Date;
          (ii) A standard of care will be maintained in the storage, use, transportation and disposal of all medical equipment, medical supplies, medical products or gases, and medical waste, of any kind and in any form, that is in accordance with, at least, that of the highest prudent industry standard and in conformity with all applicable regulations and laws;
          (iii) Each Facility will be operated in a prudent manner in substantial and material compliance with applicable laws and regulations relating thereto and cause all Health Care Licenses, reimbursement or care contracts, and any other agreements necessary for the certification, licensure, accreditation or operation of such Facility as could reasonably be expected to be necessary for participation in the Medicare or Medicaid reimbursement programs, managed care company, insurance company, or other third-party payor reimbursement programs will remain in effect without reduction in the number of licensed beds or beds authorized for use in Medicare or Medicaid reimbursement programs, managed care company, insurance company, or other third-party payor reimbursement programs;
          (iv) The Facilities will be operated in a manner that will not result in a reduction, suspension, denial or elimination of reimbursement for services from,

or material recoupment by, Medicare or Medicaid, or any managed care company, insurance company, or other third-party payor; and
     (v) All deposits, including, without limitation, deposits relating to residents or residency agreements will be maintained in accordance with applicable law. To the extent Owner has such right under the applicable Operating Lease, if such deposits are in cash, Borrower shall cause Owner to cause each Operator Tenant, and/or manager of the operations to deposit and hold such deposits, in accordance with applicable law, at such commercial or savings bank or banks as may be reasonably satisfactory to Lender. To the extent Owner has such right under the applicable Operating Lease, if such deposits are in any other form, such deposits are to be maintained as Lender may expressly permit. To the extent Borrower has such right under the applicable Operating Lease, Borrower shall cause Owner to cause any bond or other instrument which the applicable Operator Tenant and/or manager of the operations is permitted to hold in lieu of cash deposits under any applicable legal requirements to be maintained in full force and effect unless replaced by cash deposits as hereinabove described, to be issued by an institution reasonably satisfactory to Lender, to, if permitted pursuant to any legal requirements, name Lender as payee or Lender thereunder (or at Lender’s option, be fully assignable to Lender) and to, in all respects, comply with any applicable legal requirements and otherwise be reasonably satisfactory to Lender. Borrower shall, upon request, provide Lender with evidence reasonably satisfactory to Lender of Borrower’s and Owner’s compliance with the foregoing.
          (b) Borrower shall not assign or transfer or permit Owner to assign or transfer or permit (unless required or permitted pursuant to the applicable Operating Lease) any Operator Tenant and/or any manager of the operations, to assign or transfer, any of its interest in any Health Care Licenses or reimbursement or care contracts (including rights to payment thereunder), including any Medicare, Medicaid, managed care company, insurance company, or other third-party payor agreements pertaining to Borrower, Owner, any Operator Tenant and/or manager of the operations or any Facility, or assign or transfer, or remove or permit any other person to assign, transfer or remove, any records pertaining to any Facility, including, without limitation, resident records, medical and clinical records (except for removal of such patient resident records as directed by the patients or residents owning such records), without Lender’s prior written consent, which consent may be granted or refused in Lender’s sole discretion.
          (c) Each of Borrower and Owner shall not enter into any transaction with any Affiliate other than in the ordinary course of its business and on fair and reasonable terms in compliance with Legal Requirements and, no less favorable to Borrower or Owner, as applicable, than those it would obtain in a comparable arms-length transaction with a person or entity not an Affiliate.
          (d) Borrower shall deliver evidence of compliance with any applicable post-transfer license requirements of Health Care Authorities.

          (e) Borrower shall cause Owner to direct each Operator Tenant and/or manager of the operations to (and shall cause Owner to enforce each Operator Tenant’s, and/or manager’s respective obligations to) file all required Medicare or Medicaid cost reports on or prior to the date such reports are due and furnish Lender, within thirty (30) days of the date of filing, a complete and accurate copy of the annual Medicare or Medicaid cost report each Operator Tenant, and/or manager of the operations, or as the case may be, which will be prepared by each Operator Tenant, and/or manager of the operations or as the case may be, and promptly furnish Lender any amendments filed with respect to such reports and all notices, responses, audit reports or inquiries with respect to such reports.
          (f) Borrower shall cause Owner to direct each Operator Tenant and/or manager of the operations to (and shall cause Owner to enforce each Operator Tenant’s or manager’s respective obligations to) furnish Lender, within thirty (30) days of the receipt by each Operator Tenant, or manager as the case may be), and the annual Medicaid and Medicare reimbursement rate sheets.
          (g) Borrower shall cause Owner to direct each Operator Tenant and/or manager of the operations to (and shall cause Owner to enforce each Operator Tenant’s and manager’s, respective obligations to) furnish Lender, within ten (10) Business Days of receipt but at least five (5) days prior to the earliest date on which an Operator Tenant and manager, as the case may be is required to take any action with respect thereto or would suffer any adverse consequence, a copy of any Medicare, Medicaid or other licensing or accreditation or ranking agency or entity survey, report, warning letter, or notice, and any statement of deficiencies, and within the time period required by the particular agency for furnishing a plan of correction also furnish or cause to be furnished to Lender a copy of the plan of correction generated from such survey, report, warning letter, or notice for and by subsequent correspondence related thereto, and correct or cause to be corrected any deficiency, the curing of which is a condition of continued licensure or of full participation in Medicare or Medicaid or a care program offered by an insurance company, managed care company, or other third party payor by the date required for cure by such agency or entity (plus extensions granted by such agency or entity).
          (h) Borrower shall cause Owner to direct each Operator Tenant and/or manager of the operations to (and shall cause Owner to enforce each Operator Tenant’s and manager’s respective obligations to) furnish Lender, promptly after receipt thereof by an Operator Tenant or manager, as the case may be, any other notices or charges issued relating to the non compliance by Owner (or an Operator Tenant, or manager as the case may be) with any Health Care Authority, insurance company, managed care company, or other third party payor laws, regulations, requirements, licenses, permits, certificates, authorizations or approvals.
          (i) Borrower shall cause Owner to direct each Operator Tenant and/or manager of the operations to (and shall cause Owner to enforce each Operator Tenant’s and manager’s respective obligations to) furnish Lender, promptly after receipt thereof by an Operator Tenant, and manager as the case may be, any new, revised or amended Medicare or Medicaid reimbursement rate sheets which may be issued subsequent to the annual reimbursement rate sheets.

          (j) Borrower shall cause Owner to cause all Leases with residents of the Facilities to comply with all Legal Requirements.
          (k) Borrower shall furnish to Lender, within ten (10) days of the receipt by Borrower or Owner, any and all notices (regardless of form) from any Health Care Authority and/or any insurance company, managed care company, or other third party payor that Owner’s, an Operator Tenant’s or manager’s license, Medicare or Medicaid certification, or accreditation or ranking by any Health Care Authority, insurance company, managed care company, or other third party payor is being, or could be, downgraded, revoked, or suspended, that action is pending, being considered or being, or could be, taken to downgrade, revoke, or suspend Owner’s, an Operator Tenant’s or manager’s license or certification or to fine, penalize or impose remedies upon Borrower, an Operator Tenant, or manager, or that action is pending, being considered, or being, or could be, taken, to discontinue, suspend, deny, decrease or recoup any payments due, made or coming due to Owner, an Operator Tenant or manager or related to the operation of any Individual Property.
               5.1.24. Lease Debt Service Coverage Ratio. At no time during the term of the Loan shall the Lease Debt Service Coverage Ratio as of the last day of a calendar quarter for the trailing 12 month period for two consecutive calendar quarters be less than 1.05 to 1.00.
               5.1.25. O&M Programs. Borrower shall cause Owner to use reasonable and diligent efforts to cause Operator Tenants at the Properties identified on Attachment A of Schedule VIII attached hereto to, promptly following the closing of the Loan, implement and thereafter maintain O&M Programs for asbestos or lead-based paint that set forth the appropriate procedures and guidelines that, when implemented during facility cleaning, maintenance, and general operations, will minimize human exposure to asbestos fibers and lead-based paint, will minimize the release of asbestos fibers and lead-based paint to the environment, and are in compliance with local, state, and federal governmental requirements and industry practices.
          Section 5.2. Negative Covenants. From the date hereof until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Pledge in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
               5.2.1. Operation of Properties. (a)  Borrower shall cause Owner to not, without Lender’s prior consent, which consent shall not be unreasonably withheld as long as there is no uncured Event of Default: (i) surrender, terminate or cancel (or permit to be surrendered, terminated or canceled, unless a tenant is permitted to surrender, terminate or cancel the Operating Lease under the applicable Operating Lease) any Operating Lease; (ii) reduce or consent to the reduction of (or permit the reduction or the consent to the reduction) of the term of any of the Operating Leases; (iii) decrease or consent to any decrease (or permit to be decreased or the consent to the decrease) of the amount of any rent or other charges payable under any of the Operating Leases; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release (or permit to be modified, changed, supplemented, altered, amended, waived or released) any of the material rights and remedies of Owner or any Operator Tenant under any of the Operating Leases.
               5.2.2. Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Collateral or permit any such action to be taken, except:
          (a) Permitted Encumbrances;
                   (i) Liens created by or permitted pursuant to the Loan Documents; and
                   (ii) Liens for Taxes or Other Charges not yet due.
               5.2.3. Dissolution. Except for Transfers permitted under Section 5.2.10, Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership of the Collateral or permit Owner to engage in any business activity not related to the ownership and leasing of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction.
               5.2.4. Change in Business. Except for Transfers permitted under Section 5.2.10, Borrower shall not permit Owner to enter into any line of business other than the ownership and leasing of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.
               5.2.5. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination or modification of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
               5.2.6. Zoning. Each of Borrower and Owner shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any applicable zoning ordinance or other land use law, rule or regulation, without the prior consent of Lender.
               5.2.7. Intentionally Omitted.
               5.2.8. Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization.
               5.2.9. ERISA. (a)  Neither Borrower nor Owner shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
          (b) Borrower further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (i) each of  Borrower and Owner is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) neither Borrower nor Owner is subject to any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower and Owner are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);
     (B) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and Owner is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2); or
     (C) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).
               5.2.10. Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Owner and its beneficial owners in owning properties such as the Properties in agreeing to make the Loan, and will continue to rely on Owner’s ownership of the Properties as a means of maintaining the value of the Collateral as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Collateral.
          (b) Without the prior written consent of Lender and except to the extent otherwise expressly permitted and set forth in Article 2 or this Section 5.2.11, Borrower shall not, shall not permit Owner to and shall not permit any Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein, (ii) permit a Sale or Pledge of a direct or indirect ownership interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.20 or (iii) permit a Sale or Pledge of all or any part of the Collateral.

          (c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Owner agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Owner leasing all or a substantial part of an Individual Property for other than actual occupancy or actual operation by a tenant or operator thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; or (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
          (d) Notwithstanding the provisions of this Section 5.2.10 or any other provisions of any Loan Document, the following shall be permitted without the consent of Lender or Servicer: (i) the Sale or Pledge or other Transfer, in one or a series of transactions, of indirect ownership interests in Borrower provided that immediately after such Transfer Guarantor must continue to Control Borrower and own, directly or indirectly, at least a 51% interest in Borrower and the Sale or Pledge or other Transfer of any ownership interest in Guarantor. As used herein, the term “Control” means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of the Person in question through the ownership of voting securities, by contract or otherwise.
          (e) No consent to any assumption of the Loan shall occur on or before the first anniversary of the first Payment Date. Thereafter, Lender reserves the right to condition the consent required hereunder upon (a) a modification of the terms hereof, the Note, the Pledge or the other Loan Documents; (b) an assumption of this Agreement, the Note, the Pledge and the other Loan Documents as so modified by the proposed transferee, subject to the provisions of Section 9.4 hereof; (c) payment of all of fees and expenses incurred in connection with such Transfer including, without limitation, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses or required legal opinions; (d) the payment of a non-refundable $5,000 application fee and an assumption fee equal to one percent (1%) of the outstanding principal balance of the Loan; (e) the delivery of a nonconsolidation opinion reflecting the proposed transfer satisfactory in form and substance to Lender; (f) the proposed transferee’s continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (g) the delivery of evidence satisfactory to Lender that the single purpose nature and bankruptcy remoteness of Borrower, its shareholders, partners or members, as the case may be, following such transfers are in accordance with the then current standards of Lender and the Rating Agencies; (h) prior to any release of the Guarantor, a substitute guarantor acceptable to Lender shall have assumed the Guaranty executed by Guarantor or executed a replacement guaranty reasonably satisfactory to Lender; (i) if required by Lender, confirmation in writing from the Rating Agencies to the effect that such transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; (j) such other conditions as Lender shall determine in its reasonable discretion to be in the interest of Lender, including, without limitation, the creditworthiness, reputation and qualifications of the transferee with respect to the Loan and the Collateral; and (k) if the Properties are being transferred, a concurrent assumption of the Senior Loan by one or more wholly owned subsidiaries of the transferee with the consent of Senior Lender pursuant to Section 5.2.10(e) of the Senior Loan Agreement.
          (f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer without Lender’s consent. This provision shall apply to every Transfer other than a Transfer permitted under Section 5.2.10(b) or (d) regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.
               5.2.11. Owner Operation of the Properties. Borrower covenants and agrees that at no time while all or any portion of the Debt is outstanding shall it, Owner, Principal or Guarantor operate the Properties or permit any residents to occupy any Property or unless such Property is subject to an effective Operating Lease or is an LC Covered Property or permit a Facility to be open for operations unless such Property is subject to an effective Operating Lease or is an LC Covered Property. Borrower covenants and agrees that at no time while all or any portion of the Debt is outstanding shall Owner enter into a management agreement for any Property or self-manage any Property.
          VI. INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS
          Section 6.1. Insurance. (a)  Borrower shall obtain and maintain, or cause Owner or Operator Tenants to obtain and maintain, insurance for Borrower, Owner and each of the Individual Properties providing at least the following coverages:
     (i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation, but the amount shall in no event be less than the outstanding principal balance of the Loan; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and Dollars ($100,000) for all such insurance coverage; and (D) containing an “Ordinance or Law Coverage” or “Enforcement”

endorsement if any of the Improvements or the use of the Individual Property shall at any time constitute legal non-conforming structures or uses and covering the increased cost of construction, demolition cost, value of the undamaged portion of the structure and any increased time to rebuild due to the enforcement of building or zoning laws or requirements following a covered loss to such Individual Properties. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require; (y) earthquake insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in an area with a high degree of seismic activity and (z) coastal windstorm insurance in amounts and in form and substance reasonably satisfactory to Lender in the event the Individual Property is located in any coastal region, provided that the insurance pursuant to clauses (x), (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate and One Million and No/100 Dollars ($1,000,000.00) per occurrence (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgages to the extent the same is available;
     (iii) business income insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from each Individual Property for a period of twelve (12)

months from the date of such Casualty (assuming such Casualty had not occurred) and notwithstanding that the policy may expire at the end of such period. The amount of such business income insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross income from each Individual Property for the succeeding twelve (12) month period. Notwithstanding anything to the contrary in Section 2.6 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied at Lender’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Lender in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Individual Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
     (v) if an Individual Property includes commercial property, worker’s compensation insurance with respect to any employees of Owner, as required by any Governmental Authority or Legal Requirement;
     (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;
     (vii) umbrella liability insurance in an amount not less than Ten Million and No/100 Dollars ($10,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
     (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000.00);
     (ix) if an Individual Property is or becomes a legal “non-conforming” use, ordinance or law coverage and insurance coverage to compensate for the cost of demolition or rebuilding of the undamaged portion of the Individual Property along with any reduced value and the increased cost of construction in amounts as requested by Lender;
     (x) the commercial property and business income insurance required under Sections 6.1(a)(i) and (iii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 6.1(a)(i) and (iii) above at all times during the term of the Loan;
     (xi) professional liability and malpractice insurance with commercially reasonable limits, however, limits of insurance shall be no less than those required by the operating lease:
     (xii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time reasonably requests against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which the Individual Property is located.
          (b) All insurance provided for in Section 6.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and (i) with respect to existing Policies obtained by Operator Tenants providing the coverage described in clauses (i), (iii), (iv)B, (vi), (ix) and (x) of Section 6.1(a) hereof, the insurance companies issuing such Policies need have a claims paying ability rating of no less than “A-” or better by S&P or Moody’s or A/X by A. M. Best, and (ii) with respect to renewals of any such existing Policies obtained by Operator Tenants providing the coverage described in clauses (i), (iii), (iv)B, (vi), (ix) and (x) of Section 6.1(a) hereof, such renewals shall not be of a lesser claims paying ability rating than is in effect on the date hereof and in no event shall such coverage be less than the amount required by Governmental Authority. The Policies described in Section 6.1(a) (other than those strictly limited to liability protection) shall designate Lender as loss payee, subject to the rights of Senior Lender, after payment in full of the Senior Loan or after notice by Lender during the continuance of an Event of Default. Not less than five (5) days prior to the expiration dates of the Policies theretofore furnished to Lender, binding evidence of insurance reasonably satisfactory to Lender showing renewal of the Policies described herein shall be delivered by Borrower to Lender.
          (c) Any blanket insurance Policy shall specifically allocate to the Individual Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Properties in compliance with the provisions of Section 6.1(a).

          (d) All Policies provided for or contemplated by Section 6.1(a), except for the Policy referenced in Section 6.1(a)(v), shall name Owner and, after payment in full of the Senior Loan or after notice by Lender during the continuance of an Event of Default, Borrower as the insureds and Lender and Senior Lender as additional insureds, as their interests may appear, and in the case of property damage, business income, boiler and machinery, flood and earthquake insurance, after payment in full of the Senior Loan or after notice by Lender during the continuance of an Event of Default, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Lender providing that, subject to the rights of Senior Lender, which shall be senior to the rights of Lender, the loss thereunder shall be payable to Lender.
          (e) All Policies provided for in Section 6.1 shall contain clauses or endorsements to the effect that:
               (i) no act or negligence of Borrower, Owner, or anyone acting for Borrower, Owner, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
               (ii) after payment in full of the Senior Loan or after notice by Lender during the continuance of an Event of Default, the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender and any other party named therein as an additional insured;
               (iii) after payment in full of the Senior Loan or after notice by Lender during the continuance of an Event of Default, the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to its expiration; and
               (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
          (f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall bear interest at the Default Rate.
          (g) Notwithstanding anything in this Section 6.1 to the contrary but subject to the provisions of Section 6.1(h), with respect to each Individual Property subject to an Effective Operating Lease, Borrower will not be in default under this Section 6.1 if and as long as (i) (1) with respect to the insurance described in clauses (i), (iii), (iv)B, (vi), (ix) and (x) of Section 6.1(a), (I) Borrower causes the Operator Tenant to procure and maintain such

Policies as it is obligated to procure and maintain under its Operating Lease; (II) Borrower shall obtain and provide to Lender such certificates and information with respect to the Policies as the Operator Tenant is obligated to provide to Borrower; (III) to the extent that the Operating Lease obligates the Operator Tenant to provide, at the cost of Operator Tenant, one or more coverages described in Section 6.1(a) only if so requested by Borrower or Lender, Borrower shall cause Owner to cause Operator Tenant to procure and maintain such coverages; and (IV) after payment in full of the Senior Loan or after notice by Lender during the continuance of an Event of Default, to the extent that the Operating Lease obligates the Operator Tenant to name Lender as additional insured and/or loss payee under the Policies maintained by them (subject to the rights of Senior Lender), Borrower shall cause Owner to cause Operator Tenant to so name Lender; and (2) with respect to all other insurance required under Section 6.1(a), Borrower is causing Owner to use reasonable and diligent efforts to cause the Operator Tenant to procure and maintain such Policies as such Operator Tenant is obligated to provide to Borrower and to comply with all other provisions of its Operator Lease relating to insurance policies, and (ii) Borrower, Owner or Operator Tenant obtains and maintains the supplemental insurance policies described on Schedule VII annexed hereto (the “BSI Policies”).
          Section 6.2. Casualty. If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall or shall cause Owner to promptly commence and diligently prosecute the completion of the Restoration of the Individual Property as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such alterations as are reasonably approved by Lender and otherwise in accordance with Section 6.4. Borrower shall pay or shall cause Owner or the Operator Tenant to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower or Owner. In the event of a Casualty where the loss does not exceed the Restoration Threshold, Borrower may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold or if an Event of Default then exists, Borrower or Owner may settle and adjust such claim only with the consent of Lender, and Lender shall have the opportunity to participate, at Borrower’s cost, in any such settlement or adjustment discussions with any insurance companies with respect to any Casualty and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.
          Section 6.3. Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver or cause Owner to deliver to Lender copies of any and all papers served on Borrower or Owner in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled, subject to the rights of Senior Lender, to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property and otherwise comply with the provisions of Section 6.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, subject to the rights of Senior Lender, to receive the Award, or a portion thereof sufficient to pay the Debt.
          Section 6.4. Restoration. Borrower shall, or shall cause Owner to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Senior Lender under Section 6.4 of the Senior Loan Agreement in connection with the Restoration of an Individual Property after a Casualty or Condemnation.
          VII. RESERVE FUNDS
          Section 7.1. Reserves. If, at any time during the Term, Senior Lender waives the obligation of Owner to make one or more of the deposits required under Article VII of the Senior Loan Agreement (or the Senior Loan has been refinanced or otherwise repaid in full in accordance with the terms of this Agreement), including pursuant to Sections 7.1, 7.2, 7.3, 7.4, 7.5 and 7.6 of the Senior Loan Agreement, then Lender shall have the right, at its option, to require Borrower to make such waived deposit(s) or such required deposits, as applicable, to the Cash Management Agreement, in which case such deposits shall be made by Borrower and held in Subaccounts and disbursed by Lender substantially in accordance with the provisions of such applicable sections of the Senior Loan Agreement (including Section 2.6.2 of the Senior Loan Agreement governing priority and order of application); provided that (1) while the Senior Loan is outstanding, this Section 7.1 shall apply only to a waiver of an obligation by Owner to make a deposit, and Lender shall have no right to a deposit if Senior Lender has miscalculated or misinterpreted the amount of a reserve or is not collecting the maximum amount it could be collecting under the Senior Loan Agreement; and (b) if Senior Lender revokes a previous waiver of reserves, then within five (5) Business Days of written request by Borrower, Lender shall cause the Cash Management Bank to transfer to the cash management account maintained under the Senior Loan Documents the monies then being held in the Cash Management Account with respect to such reserves.
          Section 7.2. Intentionally Omitted.
          Section 7.3. Intentionally Omitted.
          Section 7.4. Intentionally Omitted.
          Section 7.5. Intentionally Omitted.

          Section 7.6. Intentionally Omitted.
          Section 7.7. Reserve Funds, Generally.
          (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender in the manner provided in the Cash Management Agreement.
          (b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
          (c) The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Lender. All interest or other earnings on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (a) such investments are then regularly offered by Lender for accounts of this size, category and type, (b) such investments are permitted by applicable federal, state and local rules, regulations and laws, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which such Reserve Fund was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds. No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.7. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
          (d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that

Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
          VIII. DEFAULTS
          Section 8.1. Event of Default. (a)  Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if any portion of the Debt is not paid when due (unless with respect to the payment of the Debt Service due on any Payment Date, either (1) the amount of money in the Cash Management Account on such Payment Date equals or exceeds such Debt Service amount) or (2)(w) on such Payment Date there is then no uncured Event of Default under the Senior Loan Documents, (x) on the Payment Date in question there are sufficient monies in the cash management account under the Senior Loan Cash Management Agreement to fully pay in accordance with the Senior Loan Cash Management Agreement the monthly installment of debt service due on such Payment Date under the Senior Loan and Debt Service payable on such Payment Date, (y) on such Payment Date, the cash management bank under the Senior Loan Cash Management Agreement has failed to transfer to the Cash Management Account monies in the amount of Debt Service payable on such Payment Date and (z) Borrower has paid such Debt Service within two (2) Business Days after such Payment Date);
     (ii) if any of the Taxes or Other Charges are not paid as provided in Section 5.1.2 and if such default remains uncured for seven (7) days after written notice to Borrower from Lender;
     (iii) with respect to each Individual Property (other than an LC Covered Property) if the Policies described in clauses (i) (iii), (iv)(B), (vi), (ix) and (x) of Section 6.1(a) or the BSI Policies are not kept in full force and effect (unless Borrower has timely delivered an Insurance Letter of Credit pursuant to Section 8.1(d)), or if certificates of insurance for such Policies certified by Borrower are not delivered to Lender upon request or if Borrower is otherwise in default of its obligations under Section 6.1(g) hereof;
     (iv) if a Transfer occurs without Lender’s prior consent in violation of the provisions of this Agreement or Article 6 of the Mortgage;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
     (vi) if Borrower, any Owner Entity, Principal, or Guarantor shall make a general assignment for the benefit of creditors;

     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower, any Owner Entity, Principal, or Guarantor, or any material portion of its assets, or if Borrower, any Owner Entity, Principal, or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, any Owner Entity, Principal, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, any Owner Entity, Principal, or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, any Owner Entity, Principal, or Guarantor, upon the same not being discharged, stayed or dismissed within thirty (30) days;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Borrower breaches any covenant contained in Section 4.1.30 hereof;
     (x) with respect to any term, covenant or provision set forth in any Loan Document which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
     (xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in the Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xii) Borrower breaches any covenant containing in Section 3.7 hereof;
     (xiii) if (A) there shall occur any material default by Owner, as landlord under any Operating Lease, in the observance or performance of any term, covenant or condition any Operating Lease on the part of Owner to be observed or performed, after the expiration of any applicable notice and grace periods contained therein, if any, (B) if any one or more of the events referred to in any Operating Lease shall occur which would cause such Operating Lease to terminate without notice or action by the Operator Tenant under any Operating Lease or which would entitle the Operator Tenant to terminate any Operating Lease and the term thereof by giving notice to Owner, as landlord thereunder, other than a termination arising from a casualty or condemnation with respect to which Lender elects to apply any Insurance Proceeds or Award to the principal balance of the Loan instead of making the same available for Restoration, (C) if any Operating Lease shall be surrendered or any Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever in violation of the terms of this Agreement, except with the consent of Lender or

(D) if any of the terms, covenants or conditions of any Operating Lease shall in any manner be modified, changed, supplemented, altered, restated or amended in violation of the provisions of this Agreement without the consent of Lender (and Borrower or Owner shall not have cured such Default within the applicable grace period set forth in subsection (xvi);
     (xiv) if Borrower fails to comply with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof;
     (xv) intentionally omitted;
     (xvi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xv) above, for ten (10) days after written notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Lender to Borrower in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;
     (xvii) if there shall be default under any of the other Loan Documents beyond any expressly stated applicable cure periods contained in such documents, whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;
     (xviii) with respect to each Individual Property (other than an LC Covered Property) Owner ceases to continuously operate by itself or through an operator (including an Operator Tenant) any Individual Property or any material portion thereof as a Facility for any reason whatsoever (other than temporary cessation as a result of a total casualty or in connection with any repair or renovation thereof undertaken with the consent of Lender);
     (xix) if there shall be a breach of the provisions of Section 5.1.23 or a default under this Agreement constituting a violation of Health Care Requirements (and with respect to a Default hereunder with respect to an Operator Tenant which is not an Affiliate of Owner or Borrower and/or an Operating Lease, Borrower or Owner shall not have cured such Default within the applicable grace period set forth in subsection (xvi));

     (xx) if Borrower, Owner, any Manager, any Operator Tenant or any Facility violates in any material respect any applicable law or regulation and shall fail to correct, within the time deadlines set by any Health Care Authority, managed care company, insurance company or other third-party payor any deficiency, if such violation or deficiency would reasonably be expected to result in any of the following actions with respect to such Facility: (x) a termination of the applicable Owner’s or Facility’s Medicare contract or Medicaid contract or any of the Health Care Licenses; (y) a ban on payment for new admissions generally or on payment for residents otherwise qualifying for Medicaid or Medicare coverage without opportunity to correct or to contest (provided that such contest would stay enforcement action or the exercise of remedies by Health Care Authorities) prior to termination; or (z) a suspension, discontinuance, elimination or material reduction or recoupment of reimbursement for services without opportunity to correct or to contest (provided that such contest would stay enforcement action or the exercise of remedies by Health Care Authorities) (and with respect to a Default hereunder with respect to an Operator Tenant which is not an Affiliate of Borrower and/or an Operating Lease, Borrower shall not have cured such Default within the applicable grace period set forth in subsection (xvi));
     (xxi) any Owner Entity shall revoke or modify any instruction or agreement governing the direction of payments by any Operator Tenant, without in each instance the prior written consent of Lender;
     (xxii) any of the events described in clause (vi) or (vii) occur to an Operator Tenant and within 90 days after the occurrence of such event either (1) Owner has not entered into a Replacement Operating Lease with an Operator Tenant approved by Lender with respect to the Individual Property or Properties operated by such Operator Tenant, or (2) such Operator Tenant has not properly assumed all of the obligations of the tenant under the Operating Lease in question; or
     (xxiii) an Event of Default as defined or described in the Senior Loan Documents occurs (and such Event of Default is not waived or revoked in writing by Senior Lender or cured to Senior Lender’s satisfaction).
          (b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii)  above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to all or any part of the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
          (c) Notwithstanding anything to the contrary contained in this Agreement, a default under clause (a)(xiii), clause (a)(xiv) (due to a violation of any Health Care Requirement) or (iii) clause (a)(xviii), clause (a)(xix), clause (a)(xx), clause (a)(xxii) above (each, a “Limited Cure Default”) shall not, in each instance, constitute an Event of Default hereunder in the event that Borrower, in accordance with Section 2.5.1 hereof (except for purposes of this Section 8.1(c) only, Borrower shall not be required to satisfy clauses 2.5.1(b) and 2.5.1(c)), obtains the release of the Individual Collateral relating to the Individual Property in question, subject to the Operating Lease with such affected Operator Tenant, from the Lien of the Pledge thereon within ten (10) Business Days of such Limited Cure Default or if a Letter of Credit is timely delivered pursuant to clause (e) below, prior to the expiration of the nine (9) month period referenced therein (each such release, a “Limited Cure Release”), except that (x)  the amount of principal required to be prepaid for each such Individual Collateral shall be equal to one hundred percent (100%) of the Adjusted Release Amount for such Individual Collateral (such amount, the “Limited Cure Release Amount”), and (y) in the event that the Lockout Release Date shall not have occurred, Borrower shall deposit the Limited Cure Release Amount, or a Letter of Credit therefor, with Lender to be held by Lender as additional collateral for the Loan until the release is completed pursuant to this clause (y), and Borrower shall effect such Limited Cure Release within twenty (20) Business Days after the occurrence of the Lockout Release Date (in which event Lender shall apply such Limited Cure Release Amount as provided herein). If Borrower delivers a Letter of Credit in accordance with clause (y), then such Letter of Credit may be drawn upon by Lender (A)  twenty (20) Business Days after the occurrence of the Lockout Release Date if Borrower has not obtained the Limited Cure Release as provided herein, or (B) at any time less than thirty (30) days prior to the expiration date of such Letter of Credit, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.7 shall be applicable). In no event shall Borrower be entitled to Limited Cure Releases under this Section 8.1(c) during the term of the Loan once the aggregate amount of principal prepaid pursuant to this Section 8.1(c) first equals or exceeds in the aggregate 10% of the original principal amount of the Loan.
          (d) Notwithstanding anything to the contrary contained in this Agreement, a default under clause (a) (iii) shall not constitute an Event of Default if, prior to the occurrence of the Event of Default, Borrower delivers to Senior Lender a Letter of Credit in an amount equal to 100% of the replacement cost of such Individual Property, pursuant to Section 8.1(d) of the Senior Loan Agreement.
          (e) Notwithstanding anything to the contrary contained in this Agreement, a default with respect to any Individual Property under clauses (a)(xiii), (a)(xiv) (due to a violation of any Heath Care Requirement), (a)(xviii), (a)(xix), (a)(xx) or (a)(xxii) shall not in each instance constitute an Event of Default hereunder if Borrower, within 25 days after the occurrence of such Default, delivers to Lender a Letter of Credit in an amount equal to the Release Amount of the Individual Collateral relating to such Individual Property, in which event (1) such Letter of Credit shall be additional security for repayment of the Debt, (2) such Letter of Credit may be drawn upon by Lender (A) upon the occurrence and during the continuance of an Event of Default or (B) at any time less than thirty (30) days prior to the expiration of such Letter of Credit if such Letter of Credit is not renewed prior thereto, or if a substitute Letter of Credit is not delivered to Lender prior thereto, in which event Lender shall hold the proceeds of such Letter of Credit as Reserve Funds until the earlier of the occurrence of an Event of Default (in which event the provisions of Section 7.7 shall be applicable) or Borrower becomes entitled to the disbursement thereof as provided below, (3) in no event may the face amount of the Letters of Credit held by Lender under this clause (e) exceed $3,867,500.00 in the aggregate, (4) within nine (9) months after the delivery of such Letter of Credit the provisions of this clause (e) will cease to suspend such Default and (5) such Letter of Credit will be returned to Borrower after the cure of such Default provided that there is then no uncured Event of Default and Borrower gives a notice to Lender requesting the return of such Letter of Credit.
          Section 8.2. Remedies. (a) Upon the occurrence during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender determines in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Pledge has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
          (b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Debt in preference or priority to any other portion of the Collateral, and Lender may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Pledge in any manner and for any amounts secured by the Pledge then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose on the Pledge to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Pledge to recover so such of the principal balance of the Loan as Lender may accelerate and such other sums secured by the

Pledge as Lender may elect. Notwithstanding one or more partial foreclosures, the Pledge shall remain subject to the Mortgages to secure payment of sums secured by the Pledge and not previously recovered.
          (c) At any time during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledge and security agreements and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time during the continuance of an Event of Default, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney during the continuance of an Event of Default, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as required in connection with a Securitization pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, (ii) the Severed Loan Documents shall not result in any economic change in the Loan adverse to Borrower, Principal or Guarantor or materially increase their obligations, or materially decrease their rights, under the Loan Documents; and (iii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of March 29, 2007.
          (d) Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender determines in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
          IX. SPECIAL PROVISIONS
          Section 9.1. Sale of Notes and Securitization. Borrower acknowledges and agrees that the Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender which is reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or is reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization (provided same is not protected by confidentiality and is otherwise reasonably producible) including, without limitation, to:
          (a) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
          (b) if requested, supervise, third-party service providers engaged by Borrower, the Principal and their respective affiliates to obtain, collect, and deliver information reasonably requested or required by Lender or the Rating Agencies;
          (c) deliver (i) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Properties, Owner, the Collateral, Borrower, the Principal and their respective Affiliates and the Loan Documents, (including, without limitation, a so-called “10b-5” opinion with respect to the Covered Disclosure Information) and (ii) revised organizational documents for Borrower (provided such revised organizational documents do not adversely affect Borrower, Principal or Guarantor (other than in an insignificant manner) , which counsel opinions and organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies; and
          (d) execute such amendments to the Loan Documents as may be reasonably requested by Lender or requested by the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan and modify the Cash Management Agreement with respect to the newly created components provided that such amendments shall not result in any change in the transaction adverse to Borrower, Principal or Guarantor(other than an adverse change which is insignificant).
          Notwithstanding anything in any Loan Document to the contrary, (a) Borrower shall not have any obligation to reimburse Lender or Rating Agencies for any costs incurred by them with respect to a Securitization and (b) Lender agrees to reimburse Borrower for all reasonable out of pocket costs or expenses incurred by Borrower in order to comply with Borrower’s obligations under this Section 9.1.
          Section 9.2. Intentionally Omitted.

          Section 9.3. Achievements. If the Debt Service Coverage Ratio, for any calendar quarter is not at least 1.4 to 1.0, or if the Lease Debt Service Coverage Ratio, for any calendar quarter is not at least 1.1 to 1.00, then, provided that either the Senior Loan has been paid in full or Senior Lender has waived or not exercised its right pursuant to Section 9.3 of the Senior Loan Agreement to retain such Excess Cash Flow in the Senior Loan Cash Management Account, Lender may deliver written notice to the Senior Cash Management Bank instructing the Senior Cash Management Bank to deposit Excess Cash Flow in the Cash Management Account to be held by Lender (provided that if Senior Lender subsequently revokes a previous waiver of its right to retain Excess Cash Flow or subsequently exercises its right to retain Excess Cash Flow, then Lender’s foregoing right will cease and such escrowed funds will be returned to Borrower). Any such funds escrowed shall be returned to Borrower if the Debt Service Coverage Ratio, as thereafter calculated in any two (2) consecutive months equals or exceeds 1.4 to 1.0 and if the Lease Debt Service Coverage Ratio, as calculated for such two (2) consecutive months equals or exceeds 1.1 to 1.00, and Lender shall not thereafter retain Excess Cash Flow unless and until Lender may thereafter be entitled again to retain them pursuant to the first sentence of this Section. Such period in which Lender is entitled to retain Excess Cash Flow shall be referred to as a “Cash Trap Period.” All such deposit amounts shall be treated as a “Reserve Fund” for purposes of Section 7.7 hereof. All additional amounts retained or deposited under this section shall be additional security for the repayment of the Debt and may be withdrawn by Lender upon the occurrence of an Event of Default and applied by Lender in such order and priority as Lender may determine. All calculations of Debt Service Coverage Ratio and Lease Debt Service Coverage Ratio shall be subject to verification by Lender.
          Section 9.4. Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Pledge or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge and the other Loan Documents, or in the Collateral or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral and Lender, by accepting the Note, this Agreement, the Pledge and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Pledge or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge; (c) affect the validity or enforceability of or any Guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e)  constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Pledge or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Collateral; or (f) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by Borrower, Owner, Guarantor or any Affiliate thereof in connection with the Loan;
     (ii) waste by Borrower, Owner, Guarantor or any Affiliate thereof to one or more of the Individual Properties;
     (iii) the gross negligence or willful misconduct of Borrower, Owner, Guarantor or any Affiliate thereof;
     (iv) the breach of any representation, warranty, covenant or indemnification provision in the Environmental Indemnity concerning environmental laws, hazardous substances and asbestos and any indemnification of Lender with respect thereto;
     (v) the removal or disposal by Borrower, Owner, Guarantor or any Affiliate thereof of any portion of one or more of the Properties after the occurrence and during the continuance of an Event of Default;
     (vi) the misappropriation or conversion by Borrower or Owner of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation, (C) any Rents after the occurrence and during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;
     (vii) failure to pay charges for labor or materials or other charges that can create Liens on any portion of the Properties;
     (viii) any security deposits, advance deposits or any other deposits collected or held by Borrower, Owner or any Affiliate thereof with respect to the Properties which are not delivered to Senior Lender upon a foreclosure of the Properties or acceptance of a deed in lieu thereof or a foreclosure of the Collateral, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;
     (ix) any amounts received by Borrower or any Affiliate thereof that are not deposited into the Lockbox Account to the extent required to be so deposited hereunder or under the Cash Management Agreement;
     (x) if (1) Borrower or Owner fails to permit on-site inspections of any of the Properties, subject to terms of each respective Operating Lease, upon the request of Lender or (2) Borrower fails to provide financial information concerning Borrower, Owner, Principal or Guarantor in its possession (or financial information which could be obtained by Borrower through commercially reasonable efforts) or (3) Borrower fails to provide financial information in its possession or control (or financial information which could be obtained by Borrower through commercially reasonable efforts) concerning any Operator Tenant or collections under the Operating Leases, in each case, to the extent required by and in accordance with the terms and provisions of this Agreement; or
     (xi) any breach of the representations and warranties set forth in Section 4.1.30(a) and (b) hereof (except for any representation or warrants that Borrower or Principal will remain solvent, maintain adequate capital or pay its debts or liabilities as the same may become due); and
          Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt secured by the Pledge or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower, only (i) in the event of: (a) Borrower or Owner filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against Borrower or Owner under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, which is assisted, supported, aided or abetted by Borrower, Owner and/or Guarantor or with respect to which Borrower, Owner and/or Guarantor fails to contest (where good grounds exist for such contest); (c) Borrower or Owner filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) Borrower or Owner consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Owner or any material portion of any Property or the Collateral; or (e) Borrower or Owner making a general assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (ii) if Borrower or Owner fails to maintain its status as a Single Purpose Entity, as required by, and in accordance with, the terms and provisions of the Loan Agreement or the other Loan Documents (except for any covenant to remain solvent, maintain adequate capital or pay its debts or liabilities as they become due or the additional covenant to comply with any assumption in the Insolvency Opinion in any Additional Insolvency Opinion); (iii) if Borrower fails to obtain Lender’s prior consent to any Indebtedness or voluntary Lien encumbering one or more of the Individual Properties or any material portion of one or more of the Individual Properties or all or any part of the Collateral the extent required by the Loan Agreement; or (iv) if Borrower fails to obtain Lender’s prior consent to any Transfer (other than a foreclosure or acceptance of a deed in lieu of foreclosure with respect to one or more of the Properties by Senior Lender or a foreclosure by Lender of or Lender’s acceptance of an assignment in lieu of foreclosure with respect to all or part of the Pledged Collateral) to the extent required by the Loan Agreement).
          Notwithstanding anything to the contrary in any of the Loan Documents, including without limitation anything to the contrary in the immediately preceding paragraphs or elsewhere in this Agreement, Borrower shall not have any obligations or liabilities hereunder for any loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or in connection with (i) any action or inaction of any Pledged Company or any Person owned or controlled by any Pledged Company but only to the extent such action or inaction results from the exercise of control over any Pledged Company or such entity owned or controlled by any Pledged Company by Lender, (ii) any act or omission which occurs after the completion of a private or public sale of the Pledged Collateral or after acceptance of an assignment in lieu of foreclosure with respect to the Pledged Company Interests or (iii) any act or omission relating to any Individual Property which occurs after Lender completes a foreclosure with respect to such Individual Property or accepts a deed in lieu of foreclosure with respect to such Individual Property.
          Section 9.5. Servicer. At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement, which set-up fees or initial costs shall not exceed $500; provided, however, that Borrower shall not be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.
          Section 9.6. Guarantor Net Worth Threshold. (a) As used in this Section 9.6, the term “Net Worth” shall mean, as of a given date, (x) the total assets of Guarantor as of such date less (y) Guarantor’s total liabilities as of such date, determined in accordance with GAAP.
          (b) Until all of the Guaranteed Obligations have been paid in full, Guarantor shall maintain a Net Worth in excess of Five Hundred Million Dollars ($500,000,000).
          (c) Any default under this Section 9.6 which remains uncured for fourteen (14) days after Borrower’s receipt of written notice thereof from Lender shall constitute an Event of Default.
          Section 9.7. Intentionally Omitted.
          X. MISCELLANEOUS.
          Section 10.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the successors and assigns of Lender.
          Section 10.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not unreasonably withhold its consent, agreement to or approval of an arrangement or term, or decide or determine whether an arrangement or term is reasonably satisfactory, or words of similar effect, such provisions shall also be deemed to prohibit Lender from unreasonably delaying or conditioning such consent, agreement, approval, decision or determination.
          Section 10.3. Governing Law.
          (A) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          (B) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION

BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT EFFECTIVE 10 BUSINESS DAYS AFTER THE DATE HEREOF:
CT CORPORATION SYSTEM
111 Eighth Avenue
New York, NY 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
          Section 10.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 10.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
          Section 10.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Lender:	Column Financial, Inc.
11 Madison Avenue
New York, New York 10010
Attention: Richard Lerner
Facsimile No.: (212) 325-8105

with a copy to:	Column Financial, Inc.
One Madison Avenue
New York, New York 10019
Legal and Compliance Department
Attention: Casey McCutcheon, Esq.
Facsimile No.: (212) 325-8282

with a copy to:	Troutman Sanders LLP
405 Lexington Avenue
New York, New York 10174
Attention: Simon Cices, Esq.
Facsimile No. (212) 704-8343

If to Borrower:	CSE Casablanca Holdings II LLC
4445 Willard Avenue
Chevy Chase, MD 20815
Attention: Treasurer
Telecopier: (301) 841-2307

With a copy to:	CSE Casablanca Holdings II LLC
30699 Russell Ranch Road, Suite 200
Westlake Village, CA 91362
Attention: General Counsel – HRG
Telecopier: (818) 540-2157

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.
          Section 10.7. Trial by Jury. BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER AND BORROWER ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.
          Section 10.8. Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 10.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 10.10. Preferences. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 10.11. Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.

          Section 10.12. Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
          Section 10.13. Expenses; Indemnity. (a)  Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) [intentionally omitted]; (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) securing Borrower’s compliance with any reasonable requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral or the Properties, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same (1) arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or its agents, (2) constitute Lender’s overhead or (3) except as otherwise expressly set forth in Section 9.1 or Section 9.2, relate to a Securitization. Any cost and expenses due and payable to Lender may be paid from any amounts in the Lockbox Account.
          (b) Notwithstanding anything in this Agreement to the contrary, as long as there is no uncured Event of Default, if Senior Lender selects or has selected an independent, reputable, third party consultant or other professional (other than attorneys) to perform a service for the Senior Lender, Mezzanine Lender will not hire or continue the engagement of a separate consultant or other professional to perform the same service for Mezzanine Lender, provided that Mezzanine Lender (i) receives a reliance letter from the consultant or other professional reasonably satisfactory to Mezzanine Borrower and (ii) does not have a reasonable objection to using such consultant or other professional.
          (c) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) all paid and unpaid liability claims, including Medicare and Medicaid claims in connection with the Properties and any other prior liability of Borrower, Owner, or any prior owner of the Properties (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or as agent. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
          Section 10.14. Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 10.15. Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
          Section 10.16. No Joint Venture or Partnership; No Third Party Beneficiaries. (a)  Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Properties other than that of mortgagee, beneficiary or lender.
          (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
          Section 10.17. Publicity. All news releases, publicity or advertising by Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, CS, or any of their Affiliates shall be subject to the prior approval of Lender (such approval not to be unreasonably withheld), except to the extent any releases of information by Borrower or its Affiliates is required in order for Borrower or such Affiliates to comply with legal requirements applicable to them, including without limitation disclosure required under the Exchange Act or the Securities Act, or regulations promulgated thereunder. All news releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Borrower or any of their Affiliates shall be subject to the prior approval of Borrower (such approval not to be unreasonably withheld), except to the extent any releases of information by Lender, CS or their Affiliates is required in order for Lender or such Affiliates to comply with legal requirements applicable to them, including without limitation disclosure required under the Exchange Act or the Securities Act, or regulations promulgated thereunder.
          Section 10.18. Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the Pledge, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of the Pledge, any equitable right otherwise available to Borrower which would require the separate sale of the Collateral or require Lender to exhaust its remedies against any portion of the Collateral before proceeding against any other portion of the Collateral; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.
          Section 10.19. Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

          Section 10.20. Conflict; Construction of Documents; Reliance. Except as otherwise provided to the contrary in other Loan Documents, in the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provisions of this Loan Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
          Section 10.21. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.
          Section 10.22. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties with respect to such transactions, whether oral or written, including, without limitation, the term sheet dated November 7, 2006 (as amended) between an Affiliate of Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.
[Signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

CSE CASABLANCA HOLDINGS II LLC, a Delaware limited liability company

By:	/S/ JEFFREY A. LIPSON Name: Jeffrey A. Lipson
Title: Vice President & Treasurer
[Signatures continue on following page]

COLUMN FINANCIAL, INC.
By:	/S/ SUSANA IANNICELLI
	Name:	Susana Iannicelli
	Title:	Vice President